AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 9, 1995
                                                  REGISTRATION NO. 33-59659


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549



                                Amendment No. 1
                                       to
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933



                              HECLA MINING COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                               82-0126240
        (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
          INCORPORATION ORGANIZATION)                 IDENTIFICATION NO.)

                              6500 MINERAL DRIVE
                          COEUR D'ALENE, IDAHO  83814
                                (208) 769-4100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                            INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)



                            MICHAEL B. WHITE, ESQ.
                      VICE PRESIDENT AND GENERAL COUNSEL
                             HECLA MINING COMPANY
                              6500 MINERAL DRIVE
                          COEUR D'ALENE, IDAHO  83814
                                (208) 769-4100
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)



                                  Copies to:

                DAVID A. KATZ, ESQ.              BRICE T. VORAN, ESQ.
          WACHTELL, LIPTON, ROSEN & KATZ          SHEARMAN & STERLING
                51 WEST 52ND STREET         COMMERCE COURT WEST, SUITE 4405
             NEW YORK, NEW YORK  10019               199 BAY STREET
                   (212) 403-1000          TORONTO, ONTARIO, M5L 1E8 CANADA
                                                    (416) 360-2975

                   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration State-ment becomes effective as determined by market conditions.

                   If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

                   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursu-ant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/





                                         CALCULATION OF REGISTRATION FEE


               TITLE OF EACH                   PROPOSED MAXIMUM   PROPOSED MAXIMUM
            CLASS OF SECURITIES AMOUNT TO BE  OFFERING PRICE PER AGGREGATE OFFERING       AMOUNT OF
             TO BE REGISTERED    REGISTERED        UNIT<F1>           PRICE<F1>       REGISTRATION FEE

       Debt Securities<F3>......

       Preferred Stock, par value
         $0.25 per share<F4><F5>

         Depositary Shares<F5>....      <F2>             <F2>                 <F2>               N/A

         Common Stock, par value
           $0.25 per share<F6><F7>

         Warrants<F8>.............

         Total.................... U.S.$100,000,000<F9>  100% U.S.$100,000,000<F9>U.S.$34,482.76<F10>

         <F1>    Estimated solely for the purpose of calculating the
                 registration fee pursuant to Rule 457(o) under the
                 Securities Act of 1933, as amended, and exclusive of
                 accrued interest, if any.
         <F2>    Not applicable pursuant to Form S-3 General Instruction
                 II.D.
         <F3>    Subject to note (9) below, there are being registered
                 hereunder an indeterminate principal amount of Debt
                 Securities.  If any Debt Securities are being issued at
                 an original issue discount, then the offering price
                 shall be in such greater principal amount as shall
                 result in an aggregate initial offering price not to
                 exceed U.S.$100,000,000, less the dollar amount of any
                 securities previously issued hereunder.
         <F4>    Subject to note (9) below, there are being registered
                 hereunder an indeterminate number of shares of Pre-
                 ferred Stock as may be sold, from time to time, by the
                 Registrant.
         <F5>    Subject to note (9) below, there are being registered
                 hereunder an indeterminate number of Depositary Shares
                 to be evidenced by Depositary Receipts issued pursuant
                 to a Deposit Agreement.  In the event the Registrant
                 elects to offer to the public fractional interests in
                 shares of Preferred Stock registered hereunder, Deposi-
                 tary Receipts will be distributed to those persons pur-
                 chasing such fractional interests, and the shares of
                 Preferred Stock will be issued to the depositary under
                 the Deposit Agreement.
         <F6>    Includes the preferred stock purchase rights associated
                 with the Common Stock.
         <F7>    Subject to note (9) below, there are being registered





                 hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the Regis-trant. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion or redemption of Preferred Stock or Debt Securities registered hereby or upon exercise of Warrants registered hereby.
         <F8>    Subject to note (9) below, there are being registered
                 hereunder an indeterminate amount and number of Warrants, representing rights to purchase Debt Securi-ties, Preferred Stock or Common Stock registered here-by.
         <F9>    In no event will the aggregate initial offering price
                 of all securities issued from time to time pursuant to this Registration Statement exceed $100,000,000, or its equivalent if some or all of the securities are denomi-nated in one or more foreign currencies, foreign cur-rency units or composite currencies. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
        <F10>    The amount of registration fee, calculated in accor-
                 dance with Section 6(b) of the Securities Act of 1933, as amended, and Rule 457(o) promulgated thereunder, is 1/29th of 1 per centum of the maximum aggregate offer-ing price at which the securities registered pursuant to this Registration Statement are proposed to be offered. Fee was paid upon initial filing of the Reg-istration Statement on May 26, 1995.

        /TABLE

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         [LEGEND]

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMEND-MENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE AC-CEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

         [END LEGEND]

                     SUBJECT TO COMPLETION, DATED AUGUST __, 1995

         PROSPECTUS

                               HECLA MINING COMPANY
                                 DEBT SECURITIES
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                                   COMMON STOCK
                                     WARRANTS



                   Hecla Mining Company ("Hecla" or the "Company") may offer from time to time (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other evi-dences of unsecured indebtedness in one or more series, (ii) shares of preferred stock, par value $0.25 per share ("Pre-ferred Stock"), in one or more series, or fractional interests in shares of Preferred Stock represented by depositary shares ("Depositary Shares"), (iii) shares of common stock, par value
         $0.25 per share ("Common Stock"), or (iv) warrants ("Warrants") to purchase Debt Securities, Preferred Stock or Common Stock
         (the Debt Securities, Preferred Stock, Depositary Shares, Com-mon Stock and Warrants are collectively referred to as "Securi-ties"), or any combination of the foregoing, at an aggregate initial offering price not to exceed U.S.$100,000,000, or its equivalent if some or all of the Securities are denominated in one or more foreign currencies, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale. The Debt Securities may be senior ("Senior Securities"), senior subordinated ("Senior Sub-ordinated Securities") or subordinated ("Subordinated Secu-rities"). The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company.







         The Senior Subordinated Securities will be subordinate to all existing and future Senior Indebtedness of the Company, as de-fined in the Senior Subordinated Indenture described herein. The Subordinated Securities will be subordinate to all existing and future Senior Indebtedness (including any Senior Subordi-nated Securities) as defined in the Subordinated Indenture de-scribed herein. The Debt Securities of any series and Pre-ferred Stock of any series may be convertible into or exchange-able for Debt Securities of another series or other securities of the Company.

                   Specific terms of the particular Securities in re-spect of which this Prospectus is being delivered will be set forth in one or more accompanying Prospectus Supplements (each a "Prospectus Supplement"), together with the terms of the of-fering of the Securities and the initial price and the net pro-ceeds to Hecla from the sale thereof. The Prospectus Supple-ment will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate or method of calculation of in-terest and dates for payment thereof, any exchangeability, con-version, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is pay-able, any modification of the covenants and any other specific terms thereof; (ii) in the case of Preferred Stock, the desig-nation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of cal-culation thereof), dates on which dividends will be payable and dates from which dividends will accrue, any redemption or sink-ing fund provisions, any conversion or exchange rights, any other relative rights and whether Hecla has elected to offer fractional interests in the Preferred Stock in the form of De-positary Shares evidenced by depositary receipts; (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof; and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of Securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof. The amounts payable by the Company in respect of Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices as set forth in the Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement.










                   The Debt Securities, Debt Warrants and Common Stock Warrants may be issued only in registered form, including in the form of one or more global securities ("Global Securi-ties"), unless otherwise set forth in the Prospectus Supple-ment.

                   SEE "RISK FACTORS" AT PAGE 5 FOR A DISCUSSION OF CER-TAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURI-TIES.

                   The outstanding Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "HL". On August 8, 1995, the last reported sale price of the Common Stock on the NYSE was US$10.625 per share. Any Common Stock offered will be listed, subject to notice of issuance, on the NYSE. The applicable Prospectus Supplement will contain in-formation about any listing of the other Securities on a se-curities exchange.

                   The Securities may be sold directly, through agents designated from time to time, or through underwriters or deal-ers. If any agents of Hecla or any underwriters or dealers are involved in the sale of the Securities, the names of such agents, underwriters or dealers, any applicable commissions and discounts, and the net proceeds to the Company will be set forth in the applicable Prospectus Supplement. Such under-writers may include Merrill Lynch & Co. and Salomon Brothers Inc. See "Plan of Distribution" for possible indemnification arrangements for agents, underwriters and dealers.

                   This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.



          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
                  SION OR ANY STATE SECURITIES COMMISSION PASSED
                    UPON THE ACCURACY OR ADEQUACY OF THIS PRO-
                       SPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



                  THE DATE OF THIS PROSPECTUS IS AUGUST 9, 1995













                                  [Inside Cover]

                   No person is authorized to give any information or to make any representations, other than those contained or incor-porated by reference in this Prospectus or the accompanying Prospectus Supplement, in connection with the offering contem-plated hereby, and, if given or made, such information or rep-resentations must not be relied upon as having been authorized by the Company. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solic-itation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or so-licitation in such jurisdiction. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement, nor any sale made hereunder or thereunder, shall, under any circum-stances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

                   Hecla is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy state-ments and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and cop-ied at the public reference facilities maintained by the Com-mission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at regional offices of the Commis-sion at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Cen-ter, 13th Floor, New York, New York 10048. Copies of such ma-terials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. Such re-ports, proxy statements and other information concerning Hecla also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which exchange certain of the Company's securities are listed.

                   This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the infor-mation contained in the Registration Statement, and reference







         is hereby made to the Registration Statement and to the ex-hibits thereto for further information with respect to the Com-pany and the shares of Common Stock offered hereby. Any state-ments contained herein concerning the provisions of any docu-ment are not necessarily complete, and in each instance refer-ence is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Com-mission. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

                   The following documents filed by the Company with the Commission (File No. 1-8491) are incorporated in this Prospec-tus by reference and hereby made a part hereof: (i) the Com-pany's Annual Report on Form 10-K for the year ended December 31, 1994; (ii) the Company's Proxy Statement, dated March 27, 1995, for the Annual Meeting of Stockholders held on May 5, 1995 (except for pages 5 through 10 thereof relating to the Company's compensation committee report and performance graph);
         (iii) the description of Common Stock contained in the Regis-tration Statement on Form 8-B, dated May 6, 1983, filed under
         Section 12 of the Exchange Act, including any amendment or re-port filed for the purpose of updating such description; (iv) the description of the Company's Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A, dated May 19, 1986, filed under Section 12 of the Exchange Act, as amended by the description contained in the Current Report on Form 8-K, dated November 9, 1990, including any other amend-ment or report filed for the purpose of updating such descrip-tion; (v) the description of the Company's Series B Cumulative Convertible Preferred Stock contained in the Registration Statement on Form 8-A, dated June 18, 1993, filed under Section 12 of the Exchange Act; (vi) the Company's Current Reports on Form 8-K dated January 19, 1995, January 25, 1995, February 2, 1995, March 8, 1995, May 17, 1995 and June 6, 1995, and (vii)
         the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

                   All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the shares of Common Stock, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement con-tained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or super-seded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed










         document which also is incorporated or deemed to be incorpo-rated by reference herein modifies or supersedes such state-ment. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                   The Company will provide without charge to each per-son to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (except for exhibits that are specifically incorporated by reference herein). Requests for such copies should be directed to the Company's principal ex-ecutive offices located at 6500 Mineral Drive, Coeur d'Alene, Idaho 83814-8788, to the attention of Mr. Michael B. White, Secretary (telephone number (208) 769-4100).

                   IN CONNECTION WITH THE OFFERING OF CERTAIN SECURI-TIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURI-TIES OR OTHER SECURITIES OF HECLA AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.




































                                   THE COMPANY

                   The Company, originally incorporated in 1891, is principally engaged in the exploration, development, mining and processing of precious and non-ferrous metals, including gold, silver, lead and zinc, and certain industrial minerals. During 1994, the Company produced 127,878 ounces of gold and 1,642,913 ounces of silver. At December 31, 1994, the Company had ap-proximately 2.1 million and 75.9 million contained ounces of proven and probable gold and silver reserves, respectively.

                   The Company's principal metals properties include the Grouse Creek gold mine (in which the Company owns an 80% in-terest), located near Challis, Idaho, which began operations in December 1994; the La Choya gold mine, located in Sonora, Mexico, which began operations in January 1994; the American Girl gold mine and the Oro Cruz gold project (in which the Com-pany owns a 47% interest), both located in Imperial County, California, which were acquired in 1994; the Rosebud gold pro-ject, located in Pershing County, Nevada, which was acquired in 1994; the Lucky Friday silver and lead mine, located near Mul-lan, Idaho, which is a significant primary producer of silver in the United States, and the related Gold Hunter silver project for which the first phase of development was approved in 1994; and the Greens Creek mine (in which the Company owns a 29.7% interest), located near Juneau, Alaska, a polymetallic mine currently under redevelopment with commercial production estimated to recommence by early 1997.

                   The Company's industrial minerals businesses consist of Kentucky-Tennessee Clay Company (ball clay and kaolin divi-sions), K-T Feldspar Corporation, Mountain West Products, Inc. (bark and scoria) and Colorado Aggregate Company of New Mexico. Hecla's industrial minerals segment is a leading producer of three of the four basic ingredients required to manufacture ceramic and porcelain products, including sanitaryware, pot-tery, dinnerware, electric insulators and ceramic tile. At current production rates, the Company has over 20 years of proven and probable reserves of ball clay, kaolin and feldspar.

                   The Company has experienced losses from operations for the first six months of 1995 and each of the last five years. For the six months ended June 30, 1995, the Company reported a net loss of approximately $0.2 million (before pre-ferred dividends of $4.0 million) or $0.01 per common share. The year to date June 30, 1995 net loss resulted primarily from start up related expenses at the Grouse Creek mine which com-menced operations in December 1994, partially offset by a gain of $3.4 million on the sale of common stock investments and a $1.1 million gain recognized as the final insurance settlement









         for business interruption that resulted from the Lucky Friday hoist accident in August 1994. For the year ended December 31, 1994, the Company reported a net loss of approximately $24.6 million (before preferred dividends of $8.0 million) or $0.56 per common share compared to a net loss of $17.8 million or $0.47 per common share for 1993. The 1994 net loss resulted primarily from non-recurring asset write-downs and increases in the Company's provision for closed operations and environmental matters, partially offset by improved results from both the metals and industrial minerals segments. See "Risk Factors -- Recent Losses".

                   During the next several years, the Company intends to concentrate its exploration efforts at or in the vicinity of its existing and proposed mining properties, including Grouse Creek, La Choya, Greens Creek, Rosebud, American Girl and Lucky Friday. The Company and its joint venture partners own or con-trol significant land positions surrounding these existing and proposed mining operations. In addition, the Company will con-tinue to evaluate acquisition and exploration opportunities, primarily in the United States and Mexico.

                   The Company's principal executive offices are located at 6500 Mineral Drive, Coeur d'Alene, Idaho 83814, and its tel-ephone number at such address is (208) 769-4100.

                                   RISK FACTORS

                   Prospective purchasers of Securities should carefully read this Prospectus, any Prospectus Supplement delivered here-with, and the documents incorporated by reference herein and therein. Ownership of Securities involves certain risks. In determining whether to purchase Securities, prospective in-vestors should consider carefully the following risk factors and other information contained in this Prospectus, in addition to the other risk factors and information set forth in any Pro-spectus Supplement delivered herewith.

         RECENT LOSSES

                   The Company has experienced losses from operations for the first six months of 1995 and each of the last five fis-cal years. For the six months ended June 30, 1995, the Company reported a net loss of approximately $0.2 million (before pre-ferred dividends of $4.0 million) or $0.01 per common share. The year to date June 30, 1995 net loss resulted primarily from start up related expenses at the Grouse Creek mine which com-menced operations in December 1994, partially offset by a gain of $3.4 million on the sale of common stock investments and a $1.1 million gain recognized as the final insurance settlement









         for business interruption that resulted from the Lucky Friday hoist accident in August 1994. For the year ended December 31, 1994, the Company reported a net loss of approximately $24.6 million (before preferred dividends of $8.0 million) or $0.56 per common share compared to a net loss of $17.8 million or $0.47 per common share for 1993. The 1994 net loss resulted primarily from non-recurring asset write-downs and increases in the Company's provision for closed operations and environmental matters, partially offset by improved results from both the metals and industrial minerals segments. The 1993 net loss resulted primarily from decreases in the Company's gold and silver production and the continued depressed average prices of lead and zinc. If the average metals prices for the first six months of 1995 remain constant for the balance of the year, the Company is anticipating net income (loss) applicable to common shareholders in the range of $(3.0) to $3.0 million after the expected dividends to preferred shareholders totaling approxi-mately $8.0 million for the year ending December 31, 1995. Due to the volatility of metals prices and the significant impact metals price changes have on the Company's operations, there can be no assurance that the actual results of operations for the year ending December 31, 1995 will be as forecasted. How-ever, even if metals prices remain at present levels, the Com-pany's operating cash flows are expected to increase now that anticipated production levels have been achieved at the Grouse Creek mine. The Grouse Creek mine commenced operations in December 1994. Steady-state production levels were achieved during the second quarter of 1995. There can be no assurance the Company will be profitable in the future.

         METAL PRICE VOLATILITY

                   Because a significant portion of the Company's rev-enues are derived from the sale of gold, silver, lead and zinc, the Company's earnings are directly related to the prices of these metals. Gold, silver, lead and zinc prices fluctuate widely and are affected by numerous factors beyond the Com-pany's control, including expectations for inflation, specula-tive activities, the relative exchange rate of the U.S. dollar, global and regional demand and production, political and eco-nomic conditions and production costs in major producing re-gions. The aggregate effect of these factors, all of which are beyond the Company's control, is impossible for the Company to predict. If the market price for these metals falls below the Company's full production costs and remains at such level for any sustained period, the Company will experience additional losses and may determine to discontinue the development of a project or mining at one or more of its properties. While the Company has periodically used limited hedging techniques to reduce a portion of the Company's exposure to the volatility of









         gold, silver and zinc prices, there can be no assurance that it will be able to do so as effectively in the future. See
         "-- Hedging Activities."

                   The following table sets forth the average closing
         prices of the following metals for 1980, 1985, 1990, and each year thereafter and the present year through July 31, 1995.
                            1980      1985      1990      1991      1992      1993     1994      1995
       Gold<F1>
         (per oz.)....... $612.56   $317.26   $383.46   $362.18   $343.73   $359.77   $384.30   $383.91
       Silver<F2>
         (per oz.).......   20.63      6.14      4.82      4.04      3.94      4.30      5.29      5.10
       Lead<F3>
         (per lb.).......    0.41      0.18      0.37      0.25      0.25      0.18      0.22      0.28
       Zinc<F4>
         (per lb.).......    0.34      0.36      0.69      0.51      0.56      0.44      0.44      0.48


         <F1> London Final.
         <F2> Handy & Harman.
         <F3> London Metals Exchange -- Cash.
         <F4> London Metals Exchange -- Special High Grade -- Cash.


                   On August 8, 1995, the closing prices of these metals were: gold -- $384.50 per oz.; silver -- $5.22 per oz.; lead -- $0.28 per lb.; and zinc -- $0.46 per lb. For more current information regarding metals prices, reference is made to the Prospectus Supplement.


         VOLATILITY OF METALS PRODUCTION

                   The Company's future gold production will be depen-dent upon the Company's success in developing new reserves, including the continued development of the Rosebud gold project mine as well as exploration efforts at the Grouse Creek, La Choya and the American Girl gold mines. See "-- Project De-velopment Risks" and "-- Exploration." The Company's future silver production will be dependent upon the Company's success in developing new reserves, including the continued development of the Lucky Friday Gold Hunter project and the Greens Creek mine. If metals prices decline, the Company could determine that it is not economically feasible to continue development of a project or continue commercial production at some of its properties. See "-- Metal Price Volatility."

                   Although the Company's gold production increased ap-proximately 32,000 ounces from 95,907 ounces in 1993 to 127,878 ounces in 1994, resulting principally from the commencement of operations at the La Choya and Grouse Creek mines in February









         and December 1994, respectively, the Company's silver, lead and zinc production has declined recently. This decline is due primarily to the suspension of operations at the Greens Creek and Lucky Friday mines in April 1993 and August 1994, respec-tively. The Lucky Friday mine resumed operations in December 1994, and, the Company and its joint venture partner, Kennecott Minerals, have agreed to redevelop the Greens Creek mine, with commercial production expected to recommence in early 1997. If metals prices decline, however, the Company could determine that it is not economically feasible to continue development of a project or continue commercial production at some of its properties. See "-- Metal Price Volatility."


         PROJECT DEVELOPMENT RISKS

                   The Company from time to time engages in the develop-ment of new ore bodies both at newly acquired properties and presently existing mining operations (collectively "Development Projects"). The Company's ability to sustain or increase its present level of metals production is dependent in part on the successful development of such new ore bodies and/or expansion of existing mining operations. The economic feasibility of any individual Development Project and all such projects collec-tively is based upon, among other things, estimates of re-serves, metallurgical recoveries, and capital and operating costs of such Development Projects, and future metal prices. Development Projects are also subject to the successful com-pletion of final feasibility studies, issuance of necessary permits and receipt of adequate financing.

                   Development Projects may have no operating history upon which to base estimates of future operating costs and capital requirements. Particularly for Development Projects, estimates of reserves, metal recoveries, and cash operating costs are to a large extent based upon the interpretation of geologic data obtained from drill holes and other sampling techniques and feasibility studies which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, compar-able facility and equipment costs, anticipated climate condi-tions and other factors. As a result, it is possible that ac-tual cash operating costs and economic returns of any and all Development Projects may materially differ from the costs and returns currently estimated.

                   The Company's current development projects include the Rosebud project, the Gold Hunter project located adjacent to the Company's Lucky Friday mine, the Greens Creek mine and









         the American Girl gold mine related to the Oro Cruz gold project. Development and construction cost requirements to bring the Rosebud project into commercial production are esti-mated to be in the $45.0-$55.0 million range; $6.0-$7.0 million in 1995, $38.0-$45.0 million in 1996, and $1.0-$3.0 million in
         1997. The timing and amount of development and construction costs at the Rosebud project are dependent upon the Company receiving certain required regulatory approvals from the fed-eral government. The Company estimates development and con-struction costs of $18.0 million; $2.0 million in 1995, $3.5 million in 1996, and $12.5 for 1997 through 1999 for the Gold Hunter project, and $26.0 million; $13.0 in 1995, and $13.0 million in 1996, for the Company's 29.7% share of the develop-ment expenditures at the Greens Creek mine. The Company's 47% share of the development costs at the American Girl gold mine related to the Oro Cruz project is currently estimated at $3.8 million in 1995, $0.5 million in 1996 and $0.2 million in 1997. The Company's estimated capital expenditures are based upon currently available data and could increase or decrease depend-ing upon a number of factors. One such factor is that con-struction activities for certain Development Projects may not commence until the Company has secured additional financing and/or environmental approvals. If capital expenditures exceed current estimates, secondary financing may be required. More-over, there can be no assurance that such additional or second-ary financing will be available. The commencement of construc-tion activities at such Development Projects also depends on the receipt of all necessary permits and regulatory approvals. There can be no assurance, however, that all of the necessary permits and regulatory approvals required for such Development Projects will be issued in the time frame contemplated by the Company.


         EXPLORATION

                   Mineral exploration, particularly for gold and sil-ver, is highly speculative in nature, involves many risks and frequently is nonproductive. For 1995, the Company has bud-geted exploration expenditures of approximately $6.7 million. There can be no assurance that the Company's mineral explora-tion efforts will be successful. Once mineralization is dis-covered, it may take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling to determine metallurgical processes to extract the metals from the ore, and, in the case of new properties, to construct mining and processing facilities. As a result of










         these uncertainties, no assurance can be given that the Com-pany's exploration programs will result in the expansion or replacement of existing reserves that are being depleted by current production.

         RESERVES

                   The ore reserve figures presented or incorporated by reference in this Prospectus and accompanying Prospectus Sup-plement are, in large part, estimates made by the Company's technical personnel, and no assurance can be given that the indicated level of recovery of these metals will be realized. Reserves estimated for properties that have not yet commenced production may require revision based on actual production ex-perience. Market price fluctuations of the various metals mined by the Company, as well as increased production costs or reduced recovery rates, may render ore reserves containing rel-atively lower grades of mineralization uneconomic and may ulti-mately result in a restatement of reserves. Moreover, short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the pro-cessing of new or different ore grades, may adversely affect the Company's profitability in any particular accounting pe-riod.

                   The metal prices used to determine mineral reserves at a particular mine are typically set by the company managing the mine. These metal prices may vary, depending on each com-pany's assessment of metal prices over the near term and other factors that such company believes relevant. Hecla sets metal prices for its mineral reserve calculations, which approximate current market prices, but these metal prices may vary from current market prices based on a number of factors likely to influence metal prices over the near term. The Company's es-timates of proven and probable reserves at December 31, 1994 for the properties it operates are based on a gold price of $395 per ounce, a silver price of $5.60 per ounce, a zinc price of $0.46 per pound and a lead price of $0.28 per pound. Proven and probable reserves at the American Girl mine at December 31, 1994, which are calculated by the mine manager, are based upon a gold price of $400 per ounce. Proven and probable reserves at December 31, 1994 at the Greens Creek mine, which are cal-culated by the mine manager, are based upon a gold price of $350 per ounce, a silver price of $4.70 per ounce, a zinc price of $0.57 per pound, and a lead price of $0.28 per pound.

                   Declines in the market price of gold may also render ore reserves containing relatively lower grades of gold min-eralization uneconomic to exploit unless the utilization of










         forward sales contracts or other hedging techniques is suffi-cient to offset the effects of a drop in the market price of the gold expected to be mined from such reserves. If the Com-pany's realized price per ounce of gold, including hedging ben-efits, were to decline substantially below the levels set for calculation of reserves for an extended period, there could be material delays in the development of new projects, increased net losses, reduced cash flow, reductions in reserves and asset write-downs.

                   In February 1995, the Company completed operations and commenced reclamation and closure efforts at its Republic Mine located in the Republic Mining District near Republic, Washington. The Company made such determination when the eco-nomic ore body at Republic was depleted. In the fourth quarter of 1994, based on its periodic reviews of the status of various mining properties, the Company recognized a $7.2 million write-down of property, plant, equipment and supplies inventory at the Republic Mine. See Note 5 to Consolidated Financial State-ments in the Company's Form 10-K for the year ended December 31, 1994, incorporated herein by reference. See "Information Incorporated by Reference."

                   In March 1995, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards No. 121 ("SFAS #121") - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of".
         This statement, which is effective for periods beginning after December 15, 1995, establishes new accounting standards for, among other things, the impairment of tangible long-lived as-sets. The standard requires a company to review the recover-ability of its assets by estimating the future undiscounted cash flows expected to result from the use and eventual dispo-sition of the asset. It is the opinion of the Company's man-agement that the adoption of SFAS #121 will not have a material effect on the consolidated results of operations or financial condition of the Company.

         COMPETITION FOR PROPERTIES

                   Because mines have limited lives based on proven ore reserves, the Company is continually seeking to replace and expand its reserves. The Company encounters strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing gold, silver, lead, zinc and industrial minerals. As a result of this com-petition, some of which is with companies with greater finan-cial resources than the Company, the Company may be unable to acquire attractive mining properties on terms it considers ac-ceptable. In addition, there are a number of uncertainties









         inherent in any program relating to the location of economic ore reserves, the development of appropriate metallurgical pro-cesses, the receipt of necessary governmental permits and the construction of mining and processing facilities. Accordingly, there can be no assurance that the Company's programs will yield new reserves to replace and expand current reserves.

         JOINT VENTURE ARRANGEMENTS

                   The Grouse Creek gold mine, the Greens Creek mine, the American Girl gold mine (including the Oro Cruz gold proj-ect) are operated through joint ventures. The Company owns an undivided interest in the assets of the ventures. Under the joint venture agreements, the joint venture participants, in-cluding the Company, are entitled to indemnification from the other joint venture participants and are severally liable only for the liabilities of the joint venturers in proportion to their interest therein. If a joint venture participant de-faults on its obligations under the terms of a joint venture agreement (including as a result of insolvency), the Company could incur losses in excess of its pro rata share of the joint venture. In the event any joint venture participant so de-faults, each agreement provides certain rights and remedies to the remaining joint venture participants. These include the right to force a dilution of the percentage interest of the defaulting participant and the right to utilize the proceeds from the sale of the defaulting parties' share of products from, or its joint venture interest in the joint venture prop-erties to satisfy the obligations of the defaulting partici-pant. Based on the information available to the Company, the Company has no reason to believe that any of its joint venture participants in the above-described projects will be unable to meet its financial obligations under the terms of the respec-tive joint venture agreements.

                   The Company currently estimates its 29.7% share of development and construction costs at the Greens Creek mine to be $13.0 million in 1995 and $13.0 million in 1996. The Com-pany's 47% share of development costs at the American Girl gold mine related to the Oro Cruz gold project is currently esti-mated at $3.8 million in 1995, $0.5 million in 1996, and $0.2 million in 1997. Development costs at the Grouse Creek gold mine are complete and the Company intends to fund its 80% share of future capital requirements, which are estimated at $5.3 million in 1995. The Company's estimates of its development costs and capital expenditures assume that its joint venture participants will not default in their obligations to contrib-ute their respective portions of such costs and expenditures. If there is such a default, there can be no assurance that the Company's financial resources will be sufficient to achieve









         planned levels of expenditures at the joint ventures. Gener-ally, the manager for a particular project controls day-to-day operating decisions and most other major decisions for the project. Disagreement with a joint venture participant as to the major decisions affecting a project's operations may have an adverse impact on the project.

         REGULATION OF MINING ACTIVITY

                   The mining operations of the Company are subject to inspection and regulation by the Mine Safety and Health Admin-istration of the Department of Labor ("MSHA") under provisions of the Federal Mine Safety and Health Act of 1977. It is the Company's policy to comply with the directives and regulations of MSHA. In addition, the Company takes such necessary actions as, in its judgment, are required to provide for the safety and health of its employees. MSHA directives have had no material adverse impact on the Company's results of operations or finan-cial condition, and the Company believes that it is substan-tially in compliance with the regulations promulgated by MSHA.

                   All of the Company's exploration, development, and production activities in the United States, Mexico, and Canada are subject to regulation under one or more of the various en-vironmental laws. These laws address emissions to the air, discharges to water, management of wastes, management of haz-ardous substances, protection of natural resources, protection of antiquities and reclamation of lands which are disturbed. The Company believes that it is in substantial compliance with applicable environmental regulations. Many of the regulations also require permits to be obtained for the Company's activi-ties; these permits normally are subject to public review pro-cesses resulting in public approval of the activity. While these laws and regulations govern how the Company conducts many aspects of its business, management of the Company does not believe that they have a material adverse effect on its results of operations or financial condition at this time. The Com-pany's projects are evaluated considering the cost and impact of environmental regulation on the proposed activity. New laws and regulations are evaluated as they develop to determine the impact on, and changes necessary to, the Company's operations. It is possible that future changes in these laws or regulations could have a significant impact on some portion of the Com-pany's business, causing those activities to be economically reevaluated at that time. The Company believes that adequate provision has been made for disposal of mine waste and mill tailings at all of its operating and nonoperating properties in a manner which complies with current federal and state envi-ronmental requirements.










                   Environmental laws and regulation may also have an indirect impact on the Company, such as increased cost for electricity due to acid rain provisions of the Clean Air Act Amendments of 1990. Charges by smelters to which the Company sells its metallic concentrates and products have substantially increased over the past several years because of requirements that smelters meet revised environmental quality standards.
         The Company has no control over the smelters' operations or their compliance with environmental laws and regulations. If the smelting capacity of the United States is significantly reduced from its present level because of environmental re-quirements or otherwise, it is possible that the Company's op-erations could be adversely affected.

                   The Company is also subject to regulations under (i) the Comprehensive Environmental Response, Compensation and Li-ability Act of 1980 ("CERCLA" or "Superfund") which regulates and establishes liability for the release of hazardous sub-stances, and (ii) the Endangered Species Act ("ESA") which identifies endangered species of plants and animals and regu-lates activities to protect these species and their habitats. Revisions to CERCLA and ESA are being considered by Congress; the impact on the Company of these revisions is not clear at this time.

         PENDING LEGISLATION

                   During the past three years, the U.S. Congress con-sidered a number of proposed amendments to the General Mining Law of 1872, as amended (the "General Mining Law"), which gov-erns mining claims and related activities on federal lands. In 1992, a holding fee of $100 per claim was imposed upon unpat-ented mining claims located on federal lands. In October 1994, a one year moratorium on processing of new patent applications was approved. In addition, a variety of legislation is now pending before the United States Congress to further amend the General Mining Law. The proposed legislation would, among other things, change the current patenting procedures, impose royalties, and enact new reclamation, environmental controls and restoration requirements. The royalty proposals range from a 2% royalty on "net profits" from mining claims to an 8% roy-alty on the modified gross income/net smelter returns. The extent of any such changes is not presently known and the po-tential impact on the Company as a result of congressional ac-tion is difficult to predict. Although a majority of the Com-pany's existing mining operations occur on private or patented property, the proposed changes to the General Mining Law could adversely affect the Company's ability to economically develop mineral resources on federal lands. Approximately 46% of the proven and probable gold reserves and approximately 21% of the









         proven and probable silver reserves located at the Grouse Creek project are located on fully patented mining claims. The balance of such proven and probable mineral reserves are located within mineral claims for which the Company has applied for patents and has received a first half of Mineral Entry Final Certificate. Upon the determination of the mineral character of these claims by a Federal Mine Examiner, the Company believes patents will be issued to the Company covering these claims. Although there can be no assurance as to the ultimate impact of legislative action on these claims or the Company's ability to patent these claims under the existing General Mining Law, the Company believes that the pending leg-islation to amend the General Mining Law will not adversely affect the ability of the Company to receive patents for the Grouse Creek unpatented mining claims. The proven and probable mineral reserves at the Oro Cruz and Rosebud properties are located on claims that are unpatented.

         ENVIRONMENTAL MATTERS AND LEGAL PROCEEDINGS

                   As further described in Note 8 of Notes to Consoli-dated Financial Statements included in the Company's Form 10-K for the year ended December 31, 1994, the Company has settled the terms of its rights and liabilities with respect to the Bunker Hill Superfund site near Kellogg, Idaho. As of December 31, 1994, the Company has accrued Superfund site remedial ac-tion costs of $9.1 million based on current estimates of ag-gregate costs. As also described in Note 8, the Company is a defendant in a legal action filed in November 1990 by Star Phoenix Mining Company ("Star Phoenix") and certain principals of Star Phoenix, asserting that the Company breached the terms of Star Phoenix's lease agreement for the Company's Star Morn-ing Mine and that the Company interfered with certain contrac-tual relationships of Star Phoenix relating to the Company's 1990 termination of such lease agreement. In June 1994, judg-ment was entered by the Idaho State District Court against the Company in the legal proceeding in the amount of $10.0 million in compensatory damages and $10.0 million in punitive damages based on a jury verdict rendered in the case in May 1994. The Company's post-trial motions were denied by the District Court, and the Company has appealed the judgment to the Idaho State Supreme Court. Post-judgment interest will accrue during the appeal period; the current interest rate is 10.875%. In order to stay the ability of Star Phoenix to collect on the judgment during the pending of the appeal, the Company posted an appeal bond in the amount of $27.2 million representing 136% of the District Court judgment. The Company pledged U.S. Treasury Notes totaling $10.0 million as collateral for the $27.2 mil-lion bond. The Company intends to vigorously pursue its appeal










         to the Idaho Supreme Court and, it has been the Company's posi-tion and at the current time it remains the Company's position that it will not enter into a settlement with Star Phoenix for any material amount. Although the ultimate outcome of the appeal of the judgment is subject to the inherent uncertainties of any legal proceeding, based on the Company's analysis of the factual and legal issues associated with the proceeding before the District Court and based upon the opinions of [Hawley Troxell Ennis & Hawley, the Company's special appellate coun-sel, and Evans, Keane, the Company's trial counsel,] as of the date hereof, it is management's belief that the Company should ultimately prevail in this matter, although there can be no as-surance of such an outcome.


                   Although there can be no assurance as to the ultimate outcome of these matters and the proceedings disclosed above, it is the opinion of the Company's management, based upon the information available at this time, that, as of the date hereof, the outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the re-sults of operations and financial condition of the Company and its subsidiaries.

         TITLE TO PROPERTIES

                   The validity of unpatented mining claims, which con-stitute a significant portion of the Company's undeveloped property holdings in the United States, is often uncertain and may be contested. Although the Company has attempted to ac-quire satisfactory title to its undeveloped properties, the Company, in accordance with mining industry practice, does not generally obtain title opinions until a decision is made to develop a property, with the attendant risk that some titles, particularly titles to undeveloped properties, may be defec-tive.

         MINING RISKS AND INSURANCE

                   The business of mining is generally subject to a num-ber of risks and hazards, including environmental hazards, in-dustrial accidents, labor disputes, encountering unusual or unexpected geologic formations, cave-ins, rockbursts, flooding and periodic interruptions due to inclement or hazardous weather conditions. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury, environmental damage, delays in mining, mone-tary losses and possible legal liability. Although the Company maintains insurance within ranges of coverage consistent with










         industry practice, no assurance can be given that such insur-ance will be available at economically feasible premiums. In-surance against environmental risks (including potential for pollution or other hazards as a result of disposal waste prod-ucts occurring from exploration and production) is not gener-ally available to the Company or to other companies within the industry. To the extent the Company is subject to environ-mental liabilities, the payment of such liabilities would re-duce the funds available to the Company. Should the Company be unable to fund fully the cost of remedying an environmental problem, the Company might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy.

         HEDGING ACTIVITIES

                   In the normal course of its business, the Company uses forward sales commitments and commodity put and call op-tion contracts to manage its exposure to fluctuations in the prices of certain metals which it produces. Contract positions are designed to ensure that the Company will receive a defined minimum price for certain quantities of its production. Gains and losses, and the related costs paid or premiums received, for option contracts which hedge the sales prices of commodi-ties are deferred and included in income as part of the hedged transaction. Revenues from the aforementioned contracts are recognized at the time contracts are closed out by either de-livery of the underlying commodity or settlement of the net position in cash. The Company is exposed to certain losses on forward sales contracts, generally the amount by which the con-tract price exceeds the spot price of a commodity, in the event of nonperformance by the counterparties to these agreements. None of the aforementioned activities have been entered into for speculative purposes as of December 31, 1994 and June 30, 1995.


                   At December 31, 1994 and June 30, 1995 the Company's significant metal contract hedging positions were as follows:


















         DECEMBER 31,     AVERAGE     CONTRACT     ESTIMATED   ASSET (DEFERRED REV-
            1994           PRICE       AMOUNT     FAIR VALUE   ENUE) CARRYING VALUE
                                                  (THOUSANDS)       (THOUSANDS)
         Forward Sales:
            Gold          $375/oz    3,500 ozs.      <F1>               --
            Lead         $684/MTon   3,600 MTons     <F1>               --

         Purchased gold
         put options      $390/oz    102,240 ozs     $621             $1,527

         Sold gold call
         options          $464/oz    102,240 ozs    ($599)           ($1,527)

                          AVERAGE     CONTRACT     ESTIMATED   ASSET (DEFERRED REV-
         JUNE 30, 1995     PRICE       AMOUNT     FAIR VALUE   ENUE) CARRYING VALUE
                                                  (THOUSANDS)       (THOUSANDS)

         Forward Sales:

            Gold         $407/oz.    22,500 ozs      $263               --
            Lead         $684/MTon   3,600 MTons     $152               --

         Purchased gold   $389/oz    76,680 ozs.     $549             $1,175
         put options

         Sold gold call   $465/oz    76,680 ozs.    ($168)           ($1,175)
         options


         ___________

         <F1> It was not practicable for the Company to obtain or
              calculate the estimated fair value of these contracts.



         SMELTING CAPACITY

                   The Company sells substantially all of its metallic concentrates to smelters that are subject to extensive regu-lations, including environmental protection laws. The Company has no control over the smelters' operations or their compli-ance with environmental laws and regulations. If the smelting capacity available to the Company was significantly further reduced because of environmental requirements or otherwise, it is possible that the Company's operations could be adversely affected.











         FOREIGN OPERATIONS

                   The Company's La Choya gold mine is located in So-nora, Mexico and the Company's K-T Mexico clay slurry plant is located in Monterey, Mexico. The Company also has exploration projects and mining investments in Mexico, Canada and Bolivia. Such projects and investments could be adversely affected by exchange controls, currency fluctuations, taxation and laws or policies of either foreign countries or the United States af-fecting foreign trade, investment and taxation, which, in turn, could affect the Company's current or future foreign opera-tions.

                                 USE OF PROCEEDS

                   Hecla intends to apply the net proceeds from the sale of the Securities to its general funds to be used for general corporate purposes, including development of its metals and in-dustrial minerals properties. The Company in the ordinary course of its business regularly reviews the potential acqui-sition of precious metal and industrial mineral properties and companies that own precious metal and industrial mineral prop-erties. Any specific allocations of the proceeds to a partic-ular purpose that has been made at the date of any Prospectus Supplement will be described therein. Pending the application of the net proceeds, the Company expects to invest such pro-ceeds in short-term, interest-bearing instruments or other investment-grade securities.

                        RATIO OF EARNINGS TO FIXED CHARGES



                   The Company's ratio of earnings to fixed charges was inadequate to cover fixed charges by $1.0 million in 1990, $18.2 million in 1991, $57.6 million in 1992, $22.3 million in 1993, $26.0 million in 1994, $6.0 million in the first six months of 1994 and $0.5 million in the first six months of 1995. However, earnings for these periods reflect write-downs and other non-cash charges of $30.9 million in 1990, $25.7 mil-lion in 1991, $59.0 million in 1992, $19.1 million in 1993,
         $34.0 million in 1994, $7.3 million in the first six months of 1994 and $12.0 million in the first six months of 1995. For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before the cumulative effect of accounting changes, income taxes and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of total interest, whether expensed or capitalized, dividends on pre-ferred stock, amortization of debt expense and one-third of rents, which is deemed representative of an interest factor.











                          DESCRIPTION OF DEBT SECURITIES

                   The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securi-ties to which any Prospectus Supplement may relate ("Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

                   The Debt Securities will be general unsecured obliga-tions of Hecla and will constitute either senior debt securi-ties or subordinated debt securities. In the case of Debt Se-curities that will be senior debt securities ("Senior Debt Se-curities"), the Debt Securities will be issued under an In-denture (the "Senior Indenture") to be entered into between Hecla and the party to be named as trustee in a Prospectus Supplement, as trustee under the Senior Indenture. In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be entered into between Hecla and the party to be named as trustee in a Prospectus Supplement, as trustee under the Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to individually as an "In-denture" and collectively as the "Indentures". Copies of the forms of the Indentures have been filed as exhibits to the Registration Statement. The party who will serve as trustee under each of the Indentures (and any successor thereto under each Indenture) and who will be named in a Prospectus Supplement relating to Offered Debt Securities, is referred to herein as the "Trustee". The forms of the Senior Indenture and the Subordinated Indenture are filed as exhibits to the registration statement of which this Prospectus is a part. See "Available Information". The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this caption relating to the Debt Securities and the Indentures are summaries only and do not purport to be complete although all material terms of the Debt Securities and the Indentures will be described herein or in a Prospectus Supplement. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein or particular provisions of the Indentures are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indentures are capitalized herein. The italicized references below apply to the section numbers in each of the Indentures, unless otherwise indicated.










         PROVISIONS APPLICABLE TO BOTH SENIOR
         AND SUBORDINATED DEBT SECURITIES

                   General. The Indentures do not limit the aggregate principal amount of Debt Securities which can be issued there-under and provide that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by Hecla prior to issuance. The Debt Securities may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be payable in cur-rencies other than United States dollars, in composite curren-cies, in currency units or in amounts determined by reference to the price, rate or value of one or more specified commodi-ties, currencies or indices, and may otherwise vary, all as provided in the Indentures. The Company has from time to time entered into, and will in the future enter into, credit agree-ments to fund its operations. Such credit agreements may be secured by the assets of the Company, secured by the assets of the Company's subsidiaries or guaranteed by the Company's sub-sidiaries. To the extent that such credit agreements are so secured or guaranteed, the lenders under such credit agreements will have priority over the Holders of the Debt Securities with respect to the assets of the Company or its subsidiaries which secure such credit agreements. In addition, there are no limi-tations on (or current intentions to limit) the amount of debt that will rank senior to the Offered Debt Securities. As of July 31, 1995, there was $25.0 million of Company indebtedness that would rank senior to any Offered Debt Securities.

                   Unless otherwise indicated in a Prospectus Supple-ment, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securi-ties special protection in the event of a highly leveraged transaction involving Hecla.

                   Reference is made to the applicable Prospectus Sup-plement for the following terms of the Offered Debt Securities:
         (i) the title and aggregate principal amount of the Offered Debt Securities; (ii) the date or dates on which the Offered Debt Securities will mature; (iii) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest or the method of determining such rate or rates; (iv) the date or dates from which such in-terest, if any, will accrue and the date or dates at which such interest, if any, will be payable; (v) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision; (vi) the terms for con-version or exchange, if any, of the Offered Debt Securities;
         (vii) whether such Offered Debt Securities will be issued in









         fully registered form or in bearer form or any combination thereof; (viii) whether such Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form; (ix) information with respect to book-entry procedures, if any; (x) the currency, currencies or currency unit or units in which such Offered Debt Securities will be denominated and in which the principal of, and premium and interest, if any, on such Offered Debt Securities will be payable; (xi) whether, and the terms and conditions on which, Hecla or a Holder may elect that, or the other circumstances under which, payment of principal of, or premium or interest, if any, on such Offered Debt Securities is to be made in a cur-rency or currencies or currency unit or units other than that in which such Offered Debt Securities are denominated; (xii) any index or formula to be used to determine the amount of pay-ments of principal of (and premium, if any) and interest on such Offered Debt Securities, and any commodities, currencies, currency units or indices, or value, rate or price, relevant to such determination; and (xiii) any other specific terms of the Offered Debt Securities. (Section 301). Reference is also made to the applicable Prospectus Supplement for information with respect to (x) the classification of the Offered Debt Se-curities as Senior Debt Securities or Subordinated Debt Securi-ties, (y) the price (expressed as a percentage of the aggregate principal amount of the Offered Debt Securities) at which the Offered Debt Securities will be issued, if other than 100 per-cent, and (z) any additional covenants that may be included in the terms of the Offered Debt Securities.

                   No service charge will be made for any registration of transfer or exchange of the Debt Securities, but Hecla may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section
         305).

                   Hecla currently conducts substantial operations through subsidiaries, and the Holders of Debt Securities will have a junior position to any claims of creditors and any pre-ferred stockholders of the Company's subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, se-cured creditors, taxing authorities and creditors holding guar-antees, and claims of holders of any preferred stock will gen-erally have priority as to the assets of such subsidiaries over the claims and equity interest of the Company and, thereby in-directly, the holders of indebtedness of the Company, including the Debt Securities.

                   Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount









         bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States federal income tax consequences and other special consider-ations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

                   If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on any of the Offered Debt Se-curities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Secu-rities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

                   Covenants. The Indentures require the Company to covenant, among other things, with respect to each series of Debt Securities: (i) to duly and punctually pay the principal of (and premium, if any) and interest, if any, on such series of Debt Securities; (ii) to maintain an office or agency in each Place of Payment where Debt Securities may be presented or surrendered for payment, transferred or exchanged and where notices to the Company may be served; (iii) if the Company shall act as its own Paying Agent for any series of Debt Secu-rities, to segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest, if any, so becoming due;
         (iv) to deliver to the Trustee, within 120 days after the end of each fiscal year, a written statement to the effect that the Company has fulfilled all its obligations under the Indenture throughout such year; (v) to preserve its corporate existence;
         (vi) to maintain its properties; and (vii) to pay its taxes and other claims, in each case, as required by the Indentures. (Article Ten). Any other covenants governing a particular se-ries of Debt Securities will be set forth in an applicable Pro-spectus Supplement and supplemental indenture.

                   Events of Default. Unless otherwise provided with respect to any series of Debt Securities, the following are Events of Default under each Indenture with respect to the Debt Securities of such series issued under such Indenture: (a) failure to pay principal of (or premium, if any, on) any Debt Security of such series when due; (b) failure to pay any in-terest on any Debt Security of such series when due, continued for 30 days; (c) failure to deposit any mandatory sinking fund payment, when due, in respect of the Debt Securities of such series; (d) failure to perform any other covenant of Hecla in the applicable Indenture (other than a covenant included in the applicable Indenture for the benefit of a series of Debt Secu-rities other than such series), continued for 60 days after









         written notice as provided in the applicable Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and
         (f) any other Event of Default as may be established with re-spect to Debt Securities of such series (including, without limitation, any Event of Default arising out of a default which results in the acceleration of certain indebtedness or a de-fault in the payment of any amounts due on certain indebted-
         ness). (Sections 301 and 501). If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series (subject to the following sentence, in the case of an Event of Default described in clause (a), (b), (c) or (f) above) or at least 25% in principal amount of all outstanding Debt Securities under the applicable Indenture (subject to the following sentence, in the case of other Events of Default) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the applicable Indenture, as the case may be) to be due and payable immediately. If an Event of Default described in clause (e) shall occur, the principal amount of the Debt Secu-rities of all series ipso facto shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after a decla-ration of acceleration has been made, but before a judgment has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all out-standing Debt Securities under the applicable Indenture, as the case may be) may, under certain circumstances, rescind and an-nul such acceleration. (Section 502). Depending on the terms of other indebtedness of Hecla outstanding from time to time, an Event of Default under an Indenture may give rise to cross defaults on such other indebtedness of Hecla. If there is an Event of Default, there can no assurance that the Company will be financially capable of satisfying its obligations under the Indenture.

                   Each Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the Holders of the Debt Se-curities of such series notice of all uncured and unwaived de-faults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and provided, further, that such notice shall not be given un-til at least 30 days after the occurrence of a default in the









         performance, or breach, of any covenant or warranty of Hecla under such Indenture other than for the payment of the princi-pal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with re-spect to Debt Securities of any series means any event which is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series. (Section 602).

                   The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Se-curities of such series (or of all outstanding Debt Securities under the applicable Indenture). (Section 512). Each Inden-ture provides that in case an Event of Default shall occur and be continuing with respect to the Debt Securities of any se-ries, the Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601). Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under either Indenture at the request of any of the Holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in com-pliance with such request. (Section 603).

                   The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the applicable Indenture) may on behalf of the Holders of all Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture) waive any past default under the appli-cable Indenture, except a default in the payment of the prin-cipal of (or premium, if any) or interest on any Debt Security or in respect of a provision which under the applicable Inden-ture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. (Section
         513). The Holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the Holders of all such Debt Securities waive compliance by Hecla with certain restrictive provisions of the Indentures. (Section 1008).










                   Hecla is required to furnish to the Trustee annually a statement as to the performance by Hecla of certain of its obligations under each Indenture and as to any default in such performance. (Section 1007).

                   Modification. Modifications and amendments of each Indenture may be made by Hecla and the Trustee with the consent of the Holders of a majority in principal amount of the out-standing Debt Securities under the applicable Indenture af-fected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each out-standing Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of in-terest on, any Debt Security, (b) reduce the principal amount of, or the premium (if any) or interest on, any Debt Security,
         (c) change the Place of Payment or coin, currency, currencies (including composite currencies), or currency unit or units of payment of principal of, or premium (if any) or interest on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or (e) reduce the percentage in principal amount of outstanding Debt Securities the consent of whose Holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults. (Section 902).

                   Each Indenture provides that Hecla and the Trustee may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to Hecla's covenants, securing the Debt Securities, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the applicable Indenture, provided such ac-tion to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the Debt Securities in any material respect. (Section 901).

                   Consolidation, Merger and Sale of Assets. Hecla, without the consent of any Holders of outstanding Debt Securi-ties, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety, to any Per-son, provided that the Person formed by such consolidation or into which Hecla is merged or which acquires or leases the as-sets of Hecla substantially as an entirety is a corporation, partnership or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture Hecla's obligations on the Securities and under the Indentures, that after giving effect to the transaction, no Event of De-fault, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and









         be continuing, and that certain other conditions are met. Upon compliance with these provisions by a successor Person, Hecla will (except in the case of a lease) be relieved of its obli-gations under the Indentures and the Debt Securities. (Article Eight).

                   Discharge and Defeasance. Hecla may terminate its obligations under each Indenture with respect to Debt Securi-ties of any series, other than its obligation to pay the prin-cipal of (and premium, if any) and interest on such Debt Secu-rities and certain other obligations, if it (i) irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or U.S. Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date, (ii) has delivered to the Trustee an opinion of counsel to the effect that the Holders of Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such discharge had not occurred, and (iii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series, and no Default or Event of Default with respect to the Debt Securities of such issue shall have occurred and be con-tinuing on the date of such deposit or, in so far as they re-late to certain events of bankruptcy or insolvency, at any time in the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period). (Sec-tion 401).

                   The terms of any series of Debt Securities may also provide for legal defeasance pursuant to each Indenture. In such case, if Hecla (a) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above and complies with the other provisions de-scribed above (except that the opinion referred to in clause
         (ii) in the preceding paragraph must be based on a ruling by the Internal Revenue Service or other change under applicable federal income tax law), (b) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and (c) complies with any additional conditions specified to be applicable with respect to legal defeasance of Securities of such series, then Hecla shall be deemed to have paid and discharged the entire indebtedness on all the out-standing Debt Securities of such series and the obligations of









         Hecla under the applicable Indenture and the Debt Securities of such series to pay the principal of (and premium, if any) and interest on the Debt Securities of such series shall cease, terminate and be completely discharged, and the Holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless Hecla's obligations are revived and rein-stated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Sec-tions 403 and 404).

                   Form, Exchange, Registration and Transfer. Debt Se-curities are issuable in definitive form as Registered Debt Securities, as Bearer Debt Securities or both. Debt Securities are also issuable in temporary or permanent global form. Un-less otherwise indicated in an applicable Prospectus Supple-ment, Bearer Debt Securities will have interest coupons at-tached, and unless otherwise indicated in an applicable Pro-spectus Supplement, Debt Securities (issued either as Bearer or Registered Debt Securities) issued in temporary or permanent global form will be issued without interest coupons attached. (Sections 201 and 301).

                   Registered Debt Securities of any series will be ex-changeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, with respect to any series of Bearer Debt Securities, at the option of the Holder, subject to the terms of the applicable Indenture, Bearer Debt Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like ag-gregate principal amount and tenor. Bearer Debt Securities surrendered in exchange for Registered Debt Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and in-terest accrued as of such date will not be payable in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the ap-plicable Indenture. (Section 305).

                   In connection with its sale during the restricted period (as defined below), no Bearer Debt Security (including a Debt Security in permanent global form that is either a Bearer Debt Security or exchangeable for Bearer Debt Securities) shall be mailed or otherwise delivered to any location in the United States (as defined under "-- Limitations on Issuance of Bearer









         Debt Securities") and a Bearer Debt Security may be delivered outside the United States in definitive form in connection with its original issuance only if prior to delivery the Person en-titled to receive such Bearer Debt Security furnishes written certification, in the form required by the applicable Inden-ture, to the effect that such Bearer Debt Security is owned by:
         (a) a Person (purchasing for its own account) who is not a United States Person (as defined under "-- Limitations on Is-suance of Bearer Debt Securities"); (b) a United States Person who (i) is a foreign branch of a United States financial in-stitution purchasing for its own account or for resale or (ii) acquired such Bearer Debt Security through the foreign branch of a United States financial institution and who for purposes of the certification holds such Bearer Debt Security through such financial institution on the date of certification and, in either case, such United States financial institution certifies to Hecla or the distributor selling the Bearer Debt Security within a reasonable time stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, or (c) a United States or foreign financial institution for purposes of resale within the "restricted period" as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial in-stitution described in clause (c) of the preceding sentence (whether or not also described in clauses (a) and (b)) must certify that it has not acquired the Bearer Debt Security for purpose of resale, directly or indirectly, to a United States person or to a person within the United States or its posses-sions. In the case of a Bearer Debt Security in permanent glo-bal form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Debt Security or upon ex-change of a portion of a temporary global Security. (Section
         303).  See "-- Limitations on Issuance of Bearer Debt Securi-
         ties".

                   Debt Securities may be presented for exchange as pro-vided above, and Registered Debt Securities may be presented for registration of transfer (with the form of transfer en-dorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Hecla for such purpose with respect to any series of Debt Secu-rities and referred to in an applicable Prospectus Supplement, without a service charge and upon payment of any taxes and other governmental charges as described in the applicable In-denture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. Hecla has appointed the Trustee as









         Security Registrar. (Section 305). If a Prospectus Supplement refers to any transfer agents (in addition to the Security Reg-istrar) initially designated by Hecla with respect to any se-ries of Debt Securities, Hecla may at any time rescind the des-ignation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, Hecla will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Debt Se-curities, Hecla will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment located outside the United States for Registered Securities of such series. Hecla may at any time designate additional trans-fer agents with respect to any series of Debt Securities. (Section 1002).

                   In the event of any redemption in whole or in part, Hecla shall not be required to (i) issue or register the trans-fer of or exchange Debt Securities of any series during a pe-riod beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on (A) if Debt Securities of the series are issuable only as Registered Debt Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Debt Secu-rities, the day of the first publication of the relevant notice of redemption except that, if Securities of the series are also issuable as Registered Debt Securities and there is no publica-tion, the day of mailing of the relevant notice of redemption;
         (ii) register the transfer of or exchange any Registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Debt Security being re-deemed in part; or (iii) exchange any Bearer Debt Security called for redemption, except to exchange such Bearer Debt Se-curity for a Registered Debt Security of that series and like tenor which is simultaneously surrendered for redemption. (Section 305).

                   Payment and Paying Agents. Unless otherwise indi-cated in an applicable Prospectus Supplement, payment of prin-cipal of and any premium and interest on Bearer Debt Securities will be payable, subject to any applicable laws and regulations in the designated currency or currencies (including composite currencies) or currency unit or units, at the offices of such Paying Agents outside the United States as Hecla may designate from time to time or, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States; provided, however, that the written certification described above under "-- Form, Exchange,









         Registration and Transfer" has been delivered prior to the first actual payment of interest. (Sections 307 and 1002). Unless otherwise indicated in an applicable Prospectus Supple-ment, payment of interest on Bearer Debt Securities on any In-terest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section 1001). No payment with respect to any Bearer Debt Security will be made at any office or agency of Hecla in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States, nor shall any payments be made in respect of Bearer Debt Securities upon presentation to Hecla or its designated Paying Agents within the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on Bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of Hecla's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002).

                   Unless otherwise indicated in an applicable Prospec-tus Supplement, payment of principal of and any premium and interest on Registered Debt Securities will be made in the des-ignated currency or currencies (including composite currencies) or currency unit or units at the office of such Paying Agent or Paying Agents as Hecla may designate from time to time, except that at the option of Hecla payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Secu-rities will be made to the Person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest. (Sections 101 and 307).

                   Unless otherwise indicated in an applicable Prospec-tus Supplement, the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York will be desig-nated as a Paying Agent for Hecla for payments with respect to Debt Securities which are issuable solely as Registered Debt Securities, and Hecla will maintain a Paying Agent outside the United States for payments with respect to Debt Securities (subject to limitations described above in the case of Bearer Debt Securities) which are issuable solely as Bearer Debt Se-curities, or as both Registered Debt Securities and Bearer Debt Securities. Any Paying Agents outside the United States and











         any other Paying Agents in the United States initially desig-nated by Hecla for the Debt Securities will be named in an ap-plicable Prospectus Supplement. Hecla may at any time desig-nate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, Hecla will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Hecla will be required to main-tain (i) a Paying Agent in the Borough of Manhattan, The City of New York for principal payments with respect to any Regis-tered Debt Securities of the series (and for payments with re-spect to Bearer Debt Securities of the series in the circum-stances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on the International Stock Exchange of the United Kingdom and the Re-public of Ireland Limited, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, Hecla will maintain a Paying Agent in London, Luxembourg or any other required city located outside the United States, as the case may be, for the Securi-ties of such series. (Section 1002).

                   All moneys paid by Hecla to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to Hecla and the Holder of such Debt Security or any coupon will thereafter look only to Hecla for payment thereof. (Section
         1003).

                   Temporary Global Securities. If so specified in an applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Debt Securities will initially be represented by one or more tempo-rary global Debt Securities, without interest coupons, to be deposited with a common depositary in London for the Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. On and after the date determined as pro-vided in any such temporary global Debt Security and described in an applicable Prospectus Supplement, each such temporary global Debt Security will be exchangeable for definitive Bearer Debt Securities, definitive Registered Debt Securities or all or a portion of a permanent global security, or any combination thereof, as specified in an applicable Prospectus Supplement,









         but, unless otherwise specified in an applicable Prospectus Supplement, only upon written certification in the form and to the effect described under "-- Form, Exchange, Registration and Transfer". No Bearer Debt Security delivered in exchange for a portion of a temporary global Security will be mailed or oth-erwise delivered to any location in the United States in con-nection with such exchange. (Section 304).

                   Unless otherwise specified in an applicable Prospec-tus Supplement, interest in respect of any portion of a tempo-rary global Debt Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Debt Securities or a permanent global Debt Security will be paid to each of Euroclear and CEDEL with respect to the portion of the temporary global Debt Security held for its account. Each of Euroclear and CEDEL will undertake in such circumstances to credit such interest received by it in respect of a temporary global Debt Security to the respective accounts for which it holds such temporary global Debt Security only upon receipt in each case of written certification in the form and to the ef-fect described above under "-- Form, Exchange, Registration and Transfer" as of the relevant Interest Payment Date regarding the portion of such temporary global Debt Security on which interest is to be so credited. (Section 304).

                   Permanent Global Securities. If any Debt Securities of a series are issuable in permanent global form, the appli-cable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Securities may exchange such interests for Debt Securities of such series and of like tenor and prin-cipal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 305). A Person having a benefi-cial interest in a permanent global Debt Security will, except with respect to payment of principal of and any premium and interest on such permanent global Debt Security, be treated as a Holder of such principal amount of Outstanding Debt Securi-ties represented by such permanent global Debt Security as shall be specified in a written statement of the Holder of such permanent global Debt Security or, in the case of a permanent global Debt Security in bearer form, of the operator of Euro-clear or CEDEL which is provided to the Trustee by such Person. Principal of and any premium and interest on a permanent global Debt Security will be payable in the manner described in the applicable Prospectus Supplement. (Section 203).












                   Book-Entry Debt Securities. Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depository identi-fied in the applicable Prospectus Supplement. Global securi-ties may be issued in either registered or bearer form and in either temporary or permanent form (each a "Global Security"). Unless otherwise provided in the applicable Prospectus Supple-ment, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral mul-tiple thereof, and will be issued in registered form only, without coupons. Payments of principal of (and premium, if any) and interest, if any, on Debt Securities represented by a Global Security will be made by the Company to the applicable Trustee and then by such Trustee to the depository.


                   The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, that such Global Securi-ties will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrange-ments with respect to any such Global Securities. Additional or differing terms of the depository arrangements will be de-scribed in the applicable Prospectus Supplement.

                   So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole holder of the Debt Securities rep-resented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of ben-eficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security regis-tered in their names, will not receive or be entitled to re-ceive physical delivery of Debt Securities in certificated form and will not be considered the owners or holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interest in a Global Security.

                   If (i) DTC is at any time unwilling or unable to con-tinue as depository and a successor depository is not appointed by the Company within 90 days following notice to the Company,
         (ii) the Company determines, in its sole discretion, not to have any Debt Securities represented by one or more Global Se-curities, or (iii) an Event of Default under the applicable Indenture has occurred and is continuing, then the Company will issue individual Debt Securities in certificated form in ex-change for beneficial interests in such Global Securities. In









         any such instance, an owner of a beneficial interest in a Glo-bal Security will be entitled to physical delivery of indi-vidual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Debt Securities in certificated form registered in its name. Unless otherwise provided in the Prospectus Supple-ment, Debt Securities issued in certificated form will be is-sued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

                   The following is based on information furnished by
         DTC:

                   DTC will act as securities depository for the Debt
              Securities. The Debt Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate is issued with respect to each $150 million of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

                   DTC is a limited-purpose trust company organized un-
              der the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transac-tions, such as transfers and pledges, in deposited secu-rities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust compa-nies that clear through or maintain a custodial relation-ship with a Direct Participant, either directly or indi-rectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.










                   Purchases of Debt Securities under the DTC system
              must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Benefi-cial Owner does not receive written confirmation from DTC of its purchaser, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its hold-ings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interest in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is dis-continued.

                   To facilitate subsequent transfers, the Debt Securi-
              ties are registered in the name of DTC's partnership nom-inee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. ef-fects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Se-curities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holding on behalf of their customers.

                   Delivery of notices and other communications by DTC
              to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Par-ticipants to Beneficial Owners are governed by arrange-ments among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                   Redemption notices shall be sent to Cede & Co.  If
              less than all of the Securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

                   Neither DTC nor Cede & Co. will consent or vote with
              respect to the Debt Securities. Under its usual proce-dures, DTC mails a proxy (an "Omnibus Proxy") to the is-suer as soon as possible after the record date. The Om-nibus Proxy assigns Cede & Co.'s consenting or voting









              rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identi-fied on a list attached to the Omnibus Proxy).

                   Payment of principal (and premium, if any) and in-
              terest, if any, on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their re-spective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Own-ers will be governed by standing instructions and cus-tomary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Par-ticipant and not of DTC, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal (and premium, if any) and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Par-ticipants.

                   DTC may discontinue providing its services as securi-
              ties depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the Paying Agent. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and de-livered.

                   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (in-cluding DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

                   The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certifi-cates will be printed and delivered.

                   Unless stated otherwise in the Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Partici-pants in DTC.

                   None of the Company, any underwriter or agent, the applicable Trustee or any applicable Paying Agent will have any









         responsibility or liability for any aspect of the records re-lating to, or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or re-viewing any records relating to such beneficial interest.

                   Limitations on Issuance of Bearer Debt Securities.
         In compliance with United States federal tax laws and regula-tions, Bearer Debt Securities (including securities in perma-nent global form that are either Bearer Debt Securities or ex-changeable for Bearer Debt Securities) will not be offered or sold during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) (gener-ally, the first 40 days after the closing date, and, with re-spect to unsold allotments, until sold) within the United States or to United States Persons (each as defined below) other than to an office located outside the United States of a United States financial institution (as defined in Section 1.165-12(c)(1)(v) of the United States Treasury Regulations), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the United States Treasury Regulations thereunder, or to certain other Persons described in Section 1.163-5(c)(2)(i)(D)(1)(iii)(B) of the United States Treasury Regulations. Moreover, such Bearer Debt Securities will not be delivered in connection with their sale during the restricted period within the United States. Any underwriters, agents and dealers participating in the offering of Bearer Debt Securities must covenant that they will not of-fer or sell during the restricted period any Bearer Debt Secu-rities within the United States or to United States Persons (other than the persons described above) or deliver in connec-tion with the sale of Bearer Debt Securities during the re-stricted period any Bearer Debt Securities within the United States and that they have in effect procedures reasonably de-signed to ensure that their employees and agents who are di-rectly engaged in selling the Bearer Debt Securities are aware of the restrictions described above. No Bearer Debt Security (other than a temporary global Bearer Debt Security) will be delivered in connection with its original issuance nor will interest be paid on any Bearer Debt Security until receipt by Hecla of the written certification described above under "Form, Exchange, Registration and Transfer". (Section 303). Each Bearer Debt Security, other than a temporary global Bearer Debt Security, will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, includ-ing the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."










                   As used herein, "United States Person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the in-come of which is subject to United States federal income taxa-tion regardless of its source, and "United States" means the United States of America (including the states and the District of Columbia) and its possessions.

                   Conversion Rights. The terms and conditions, if any, on which Offered Debt Securities are convertible into Common Stock of the Company will be set forth in the Prospectus Sup-plement relating thereto. Such terms will include the con-version price, the conversion period, provisions as to whether conversion will be at the option of the holder or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the Convertible Debt Securities, and such terms may include provisions under which the number of shares of Common Stock to be received by the holders of the Offered Debt Securities would be calculated according to the market price of the Common Stock as of a time stated in the Prospectus Supplement.

                   Meetings. The Indentures contain provisions for con-vening meetings of the Holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by Hecla or the Holders of at least 10% in prin-cipal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "-- No-tices" below. Except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "-- Modification" above, any resolution pre-sented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Secu-rities of that series; provided, however, that, except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "--Modifica-tion" above, any resolution with respect to any request, de-mand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in prin-cipal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly recon-vened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Debt Securities of any se-ries duly held in accordance with the Indenture will be binding









         on all Holders of Debt Securities of that series and any re-lated coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series. (Article Thirteen of the Senior Indenture and Article Fourteen of the Subordinated Indenture).

                   Notices. Except as otherwise provided in the Inden-tures, notices to Holders of Bearer Debt Securities will be given by publication at least twice in a daily newspaper in The Borough of Manhattan, The City of New York and London or other capital city in Western Europe and in such other city or cities as may be specified in such Securities. Notices to Holders of Registered Debt Securities will be given by mail to the ad-dresses of such Holders as they appear in the Security Regis-ter. (Section 107).

                   The Trustee. Each Indenture contains certain limi-tations on the right of the Trustee, as a creditor of Hecla, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. (Section 613). The Trustee is permit-ted to engage in other transactions, except that, if it ac-quires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign. (Section 608).

                   To the extent that the Trustee has any material rela-tionship with Hecla, such relationship shall be disclosed in the Prospectus Supplement.

                   Governing Law. The Indentures are, and the Debt Se-curities will be, governed by and construed in accordance with the laws of the State of New York.

         PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES

                   Senior Debt Securities will be issued under the Se-nior Indenture and will rank pari passu with all other unse-cured and unsubordinated debt of Hecla, and will be senior in right of payment to all existing and future debt of Hecla that is, by its terms, expressly subordinated to the Senior Debt Securities.

         PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

                   General. Subordinated Debt Securities will be issued under the Subordinated Indenture and will rank pari passu with










         certain other subordinated debt of Hecla that may be outstand-ing from time to time and will rank junior to all Senior In-debtedness of Hecla (including any Senior Debt Securities) that may be outstanding from time to time.

                   Subordination. The payment of the principal (and premium, if any) and interest on the Subordinated Debt Securi-ties is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of Hecla. (Section 1301 of the Subordinated Indenture).

                   In the event of any dissolution or winding up, or total or partial liquidation or reorganization of Hecla, whether in bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the Holders of the Subordinated Debt Securities are entitled to receive any payment on account of principal (or premium, if any) or interest on the Subordinated Debt Securities. (Section 1302 of the Subordinated Indenture).

                   Unless otherwise indicated in the applicable Pro-spectus Supplement, no payment in respect of the Subordinated Debt Securities shall be made if, at the time of such payment, there exists a default in payment of all or any portion of any Senior Indebtedness, and such default shall not have been cured or waived in writing or the benefits of such subordination in the Subordinated Indenture shall not have been waived in writ-ing by or on behalf of the holders of such Senior Indebtedness. In addition, unless otherwise provided in the applicable Pro-spectus Supplement, during the continuance of any event of de-fault (other than a default referred to in the immediately pre-ceding sentence) with respect to any Senior Indebtedness per-mitting the holders to accelerate the maturity thereof and upon written notice thereof given to the Trustee, with a copy to Hecla (the delivery of which shall not affect the validity of the notice to the Trustee), by any holder of Senior Indebted-ness or its representative, then, unless and until such an event of default shall have been cured or waived or shall have ceased to exist, no payment shall be made by Hecla with respect to the principal of or interest on the Subordinated Debt Secu-rities or to acquire any of the Subordinated Debt Securities or on account of the redemption provisions for the Subordinated Debt Securities; provided, however, that if the holders of the Senior Indebtedness to which the default relates have not de-clared such Senior Indebtedness to be immediately due and pay-able within 180 days after the occurrence of such default (or have declared such Senior Indebtedness to be immediately due









         and payable and within such period have rescinded such decla-ration of acceleration), then Hecla will be required to resume making any and all required payments in respect of the Subor-dinated Debt Securities (including any missed payments). Only one such payment blockage period may be commenced within any consecutive 365-day period with respect to the Subordinated Debt Securities. No event of default which existed or was con-tinuing on the date of the commencement of any 180-day payment blockage period with respect to the Senior Indebtedness initi-ating such payment blockage period shall be, or be made, the basis for the commencement of a second payment blockage period by a holder or representative of such Senior Indebtedness, whether or not within a period of 365 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (and, in the case of any such waiver, no payment shall be made by Hecla to the holders of Senior Indebtedness in connection with such waiver other than amounts due pursuant to the terms of the Senior In-debtedness as in effect at the time of such default). (Section 1302 of the Subordinated Indenture).

                   The term "Senior Indebtedness" is defined in the Sub-ordinated Indenture as Indebtedness, either outstanding as of the date of the Subordinated Indenture or issued subsequent to the date of the Subordinated Indenture, that is not subordi-nated by its terms in right of payment to any other Indebt-edness of Hecla or pari passu with Subordinated Debt Securities of any series, provided that the term "Senior Indebtedness" shall not include (i) Indebtedness of Hecla to any Subsidiary for money borrowed or advanced from such Subsidiary or (ii) amounts owed (except to banks and other financial institutions) for goods, materials or services purchased in the ordinary course of business. (Section 101 of the Subordinated Inden-ture).

                   The term "Indebtedness", as applied to any Person, is defined in the Subordinated Indenture as all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by such Person for the repayment of money borrowed, and obligations, computed in accordance with generally accepted accounting principles, as lessee under leases that should be, in accordance with generally accepted accounting principles, treated as capital leases. All Indebt-edness of others guaranteed as to payment of principal by such Person or in effect guaranteed by such Person through a con-tingent agreement to purchase such Indebtedness shall also be deemed to be Indebtedness of such Person. (Section 101 of the Subordinated Indenture).











                   If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Se-nior Indebtedness outstanding as of a recent date will be set forth in the applicable Prospectus Supplement. The Subordi-nated Indenture does not restrict the amount of Senior Indebt-edness that Hecla may incur.

                          DESCRIPTION OF PREFERRED STOCK

                   As stated below under "Current Capital Structure", pursuant to the Company's Restated Certificate of Incorpora-tion, the Board of Directors of Hecla may provide for the issu-ance of up to 5,000,000 shares of Preferred Stock in one or more series. As of December 31, 1994, there were 2,300,000 shares of Convertible Preferred Stock issued and outstanding and an additional 2,000,000 shares of Series A Junior Partici-pating Preferred Stock initially reserved for issuance upon exercise of the Rights described below. Hecla's Board of Di-rectors is authorized, without any further vote or action by Hecla's stockholders, to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rates, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), redemption rights and terms, liquidation preferences, sinking fund rights and terms, the number of shares constitut-ing the series and the designation of each series. Upon issu-ance against full payment of the purchase price therefor, shares of Preferred Stock offered hereby will be fully paid and nonassessable. The descriptions of the Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock that will be set forth in a Prospec-tus Supplement do not purport to be complete and are qualified in their entirety by reference to Hecla's Restated Certificate of Incorporation, the certificate establishing designation, preferences and rights relating to such series or the Rights Agreement referred to below. All material terms of the Pre-ferred Stock will be described herein or in a Prospectus Sup-plement.

                   The specific terms of a particular series of Pre-ferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the fol-lowing:

                   (i) The maximum number of shares to constitute the series and the distinctive designation thereof;

                  (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to









              accrue or accumulate and whether dividends will be cumu-lative;

                 (iii) Whether the shares of the series will be re-deemable and, if so, the price at and the terms and con-ditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to re-ceive upon the redemption thereof;

                  (iv) The liquidation preference, if any, applicable to shares of the series;

                   (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be ap-plied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

                  (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or ex-changeable for, shares of any other class or classes of capital stock of Hecla or any series of any other class or classes, or of any other series of the same class, in-cluding the price or prices or the rate or rates of con-version or exchange and the method, if any, of adjusting the same;

                 (vii) The voting rights, if any, on the shares of the series;

                (viii) The currency or units based on or relating to currencies in which such series is denominated and/or in which payments will or may be payable;

                  (ix) The methods by which amounts payable in respect of such series may be calculated and any commodities, cur-rencies or indices, or price, rate or value, relevant to such calculation;

                   (x) Whether fractional interests in shares of the series will be offered in the form of Depositary Shares as described below under "Description of Depositary Shares"; and












                  (xi) Any other preferences and relative, participat-ing, optional or other special rights or qualifications, limitations or restrictions thereof.

                   The name of the transfer agent, registrar, dividend disbursing agent and redemption agent, as applicable, will be disclosed in a Prospectus Supplement.

                           DESCRIPTION OF COMMON STOCK

                   Subject to the prior rights of any shares of Pre-ferred Stock that may from time to time be outstanding, holders of Common Stock are entitled to share ratably in such dividends as may be lawfully declared by the Board of Directors and paid by Hecla and, in the event of liquidation, dissolution or winding-up of Hecla, are entitled to share ratably in all as-sets remaining after payment of liabilities.

                   The Common Stock is entitled to one vote per share held of record on each matter submitted to a vote of stock-holders. The holders of Common Stock have no preemptive rights to purchase any securities of Hecla or cumulative voting rights. Preferred stock purchase rights are issuable in re-spect of all shares of Common Stock issued prior to certain events. See "Current Capital Structure -- Rights". All out-standing shares of Common Stock are validly issued, fully paid and nonassessable. Hecla is not prohibited by its Restated Certificate of Incorporation from repurchasing shares of its Common Stock. Any such repurchases would be subject to any limitations on the amount available for such purpose under ap-plicable corporate law, any applicable restrictions under the terms of any outstanding Preferred Stock or indebtedness and, in the case of market purchases, such restrictions on the tim-ing, manner and amount of such purchases as might apply in the circumstances under applicable securities laws.

                   The outstanding Common Stock is listed on the NYSE under the symbol "HL". Any Common Stock offered will be listed, subject to notice of issuance, on the NYSE.

                   The transfer agent, registrar and dividend disbursing agent for the Common Stock is American Stock Transfer & Trust Company.

                   All material terms of the Common Stock will be dis-closed herein or in a Prospectus Supplement.













                         DESCRIPTION OF DEPOSITARY SHARES

                   The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares (as defined below) and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Re-ceipts relating to each series of Preferred Stock which have been or will be filed with the Commission in connection with the offering of such series of Preferred Stock. All material terms of the Deposit Agreement, the Depositary Shares and the Depositary Receipts will be described herein or in a Prospectus Supplement.

         GENERAL

                   Hecla may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, Hecla will provide for the issuance by a Depositary to the public of receipts for depositary shares ("Depositary Shares"), each of which will represent fractional interests of a particular se-ries of Preferred Stock (which will be set forth in the Pro-spectus Supplement relating to a particular series of Preferred Stock).

                   The shares of any series of Preferred Stock under-lying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between Hecla and a bank or trust company selected by Hecla having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Pro-spectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of Depositary Shares will be entitled, in proportion to the applicable frac-tional interests in shares of Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Shares (including dividend, voting, redemption, conversion and liquidation rights).

                   The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depos-itary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of Preferred Stock in accordance with the terms of the offering for Preferred Stock described in the re-lated Prospectus Supplement.









         DIVIDENDS AND OTHER DISTRIBUTIONS

                   The Depositary will distribute all cash dividends or other cash distributions received in respect of Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion, as nearly as practicable, to the numbers of such Depositary Shares owned by such holders on the relevant record date, subject to any applicable tax withhold-ing. The Depositary shall distribute only such amount, how-ever, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

                   In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the ap-proval of Hecla, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale of such property and distribution of the net proceeds from such sale to such holders, subject to any ap-plicable tax withholding.

                   Any subscription or similar rights offered by Hecla to holders of Preferred Stock will be made available to the holders of Depositary Shares in such manner as the Depositary may determine, with the approval of Hecla.

         REDEMPTION OF DEPOSITARY SHARES

                   If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the De-positary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever Hecla redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemp-tion date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Deposi-tary Shares are to be redeemed, the Depositary Shares to be









         redeemed will be selected by lot or pro rata as may be deter-mined by the Depositary.

                   After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys, se-curities or other property payable upon such redemption and any money, securities or other property to which the holders of such Depositary Shares were entitled, including any accrued and unpaid dividends payable in connection with such redemption, upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

         VOTING OF PREFERRED STOCK

                   Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, the Depositary will mail the information contained in such no-tice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be en-titled, subject to any applicable restrictions, to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, in-sofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and Hecla will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so.

         AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

                   The form of Depositary Receipt evidencing the Depos-itary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Hecla and the Deposi-tary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by Hecla or the Depositary only if (i) all outstanding Deposi-tary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dis-solution or winding up of Hecla and such distribution has been distributed to the holders of the related Depositary Shares.










         CHARGES OF DEPOSITARY

                   Hecla will pay all transfer and other taxes and gov-ernmental charges arising solely from the existence of the de-positary arrangements. Hecla will pay charges of the Deposi-tary in connection with the initial deposit of any Preferred Stock and any redemption of such Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and gov-ernmental charges and such other charges as are expressly pro-vided in the Deposit Agreement to be for their accounts.

         RESIGNATION AND REMOVAL OF DEPOSITARY

                   The Depositary may resign at any time by delivering to Hecla notice of its election to do so, and Hecla may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

         MISCELLANEOUS

                   The Depositary will forward to the holders of Depos-itary Shares all reports and communications from Hecla which are delivered to the Depositary and which Hecla is required to furnish to the holders of the applicable Preferred Stock.

                   Neither the Depositary nor Hecla will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agree-ment. The obligations of Hecla and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any De-positary Shares or Preferred Stock unless satisfactory indem-nity is furnished. They may rely upon written advice of coun-sel or accountants, or information provided by persons pre-senting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on docu-ments believed to be genuine.

                             DESCRIPTION OF WARRANTS

                   Hecla may issue Warrants to purchase Debt Securities ("Debt Warrants") and Warrants to purchase Common Stock or Pre-ferred Stock ("Stock Warrants"). Warrants may be issued inde-pendently of or together with any other Securities and may be









         attached to or separate from such Securities. Each series of Warrants will be issued under a separate Warrant Agreement (each a "Warrant Agreement") to be entered into between Hecla and a Warrant Agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of Hecla in connection with the Warrant of such series and will not assume any obligation or relation-ship of agency for or with holders or beneficial owners of War-rants. The following sets forth certain general terms and pro-visions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement. All material terms of the Warrants and the applicable Warrant Agreement will be de-scribed herein or in a Prospectus Supplement.

         DEBT WARRANTS

                   The applicable Prospectus Supplement will describe the terms of any Debt Warrants, including the following: (i) the title of such Debt Warrants; (ii) the offering price for such Debt Warrants, if any; (iii) the aggregate number of such Debt Warrants; (iv) the designation and terms of such Debt Se-curities purchasable upon exercise of such Debt Warrants; (v) if applicable, the designation and terms of the Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Security; (vi) if applicable, the date from and after which such Debt Warrants and any Secu-rities issued therewith will be separately transferable; (vii) the principal amount of Debt Securities purchasable upon exer-cise of a Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise;
         (viii) the date on which the right to exercise such Debt War-rants shall commence and the date on which such right shall expire; (ix) if applicable, the minimum or maximum amount of such Debt Warrants which may be exercised at any one time; (x) whether the Debt Warrants represented by the Debt Warrant cer-tificates or Debt Securities that may be issued upon exercise of the Debt Warrants will be issued in registered or bearer form; (xi) information with respect to book-entry procedures, if any; (xii) the currency or currencies (including composite currencies) or currency unit or units in which the offering price, if any, and the exercise price are payable; (xiii) if applicable, a discussion of certain United States federal in-come tax considerations; (xiv) the antidilution provisions of such Debt Warrants, if any; (xv) the redemption or call provi-sions, if any, applicable to such Debt Warrants; and (xvi) any additional terms of the Debt Warrants, including terms, proce-dures and limitations relating to the exchange and exercise of such Debt Warrants.











         STOCK WARRANTS

                   The applicable Prospectus Supplement will describe the terms of any Stock Warrants, including the following: (i) the title of such Stock Warrants; (ii) the offering price, if any, of such Stock Warrants; (iii) the aggregate number of such Stock Warrants; (iv) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such Stock Warrants; (v) if applicable, the designation and terms of the Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such Secu-rity; (vi) if applicable, the date from and after which such Stock Warrants and any Securities issued therewith will be separately transferrable; (vii) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Stock Warrant and the price at which such shares may be purchased upon exercise; (viii) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire, including Hecla's right to accelerate the exercisability of Stock Warrants to purchase Common Stock; (ix) if applicable, the minimum or maximum amount of such Stock War-rants which may be exercised at any one time; (x) the currency or currencies (including composite currencies) or currency unit or units in which the offering price, if any, and the exercise price are payable; (xi) if applicable, a discussion of certain United States federal income tax considerations; (xii) the an-tidilution provisions, if any, of such Stock Warrants; (xiii) the redemption or call provisions, if any, applicable to such Stock Warrants; and (xiv) any additional terms of such Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Stock Warrants.

                            CURRENT CAPITAL STRUCTURE

                   As of the date of this Prospectus, Hecla is autho-rized by its Restated Certificate of Incorporation to issue 100,000,000 shares of Common Stock and 5,000,000 shares of Pre-ferred Stock. As of July 31, 1995, there were 2,300,000 shares of Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock") issued and outstanding and an additional 2,000,000 shares of Preferred Stock designated by the Board of Directors of Hecla as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"). Shares of Series A Preferred Stock have been initially reserved for issuance upon exercise of the Rights hereinafter described. See "-- Rights". As of July 31, 1995, there were (i) 48,235,864 shares of Common Stock issued and outstanding and (ii) 7,395,420 shares of Com-mon Stock reserved for issuance upon conversion of the Con-vertible Preferred Stock. In addition, as of July 31, 1995, 2,792,979 shares of Common Stock were authorized and remained









         available for issuance under Hecla's stock option plans, other employee benefit plans and stock warrants.

         SERIES B PREFERRED STOCK

                   The Series B Preferred Stock ranks senior to the Com-mon Stock and any shares of Series A Junior Participating Pre-ferred Shares issued pursuant to the Rights with respect to payment of dividends and amounts upon liquidation, dissolution or winding-up. While any shares of Series B Preferred Stock are outstanding, Hecla may not authorize the creation or issue of any class or series of stock that ranks senior to the Series B Preferred Stock as to dividends or upon liquidation, disso-lution or winding-up without the consent of the holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock and any other series of Preferred Stock ranking on a par-ity with the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding-up (a "Parity Stock"), vot-ing as a single class without regard to series.

                   Holders of shares of Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of Hecla out of assets of Hecla legally available therefor, cumulative cash dividends at the rate per annum of $3.50 per share of Series B Preferred Stock.

                   Hecla will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with re-spect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock or Parity Stock through a sinking fund or otherwise (ex-cept by conversion into or exchange for shares of Junior Stock and other than a redemption or purchase or other acquisition of shares of Common Stock of Hecla made for purposes of an em-ployee incentive or benefit plan of Hecla or any subsidiary), unless all accrued and unpaid dividends with respect to the Series B Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends. As used herein, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or pur-chase any Junior Stock, and (ii) the term "Junior Stock" means the Common Stock, any Series A Junior Participating Preferred Shares issued pursuant to the Rights, and any other class of capital stock of Hecla now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts payable upon liquidation, dissolution and winding-up to the Series B Preferred Stock.










                   The Series B Preferred Stock is not redeemable prior to July 1, 1996. On and after such date, the Series B Pre-ferred Stock is redeemable at the option of Hecla, in whole or in part, at $52.45 per share if redeemed during the twelve-month period beginning July 1, 1996 declining to $50.00 per share July 1, 2003 and thereafter, plus, in each case, all dividends accrued and unpaid on the Convertible Preferred Stock up to the date fixed for redemption.

                   The holders of shares of Series B Preferred Stock will be entitled to receive, in the event of any liquidation, dissolution or winding-up of Hecla, whether voluntary or in-voluntary, $50.00 per share of Series B Preferred Stock plus an amount per share of Series B Preferred Stock equal to all div-idends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference"), and no more. Until the holders of the Series B Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding-up of Hecla.

                   Except as indicated below or in the Series B Pre-ferred Certificate of Designations, or except as otherwise from time to time required by applicable law, the holders of Series B Preferred Stock will have no voting rights and their consent shall not be required for taking any corporate action. When and if the holders of Series B Preferred Stock are entitled to vote, each holder will be entitled to one vote per share. If the equivalent of six quarterly dividends payable on the Series B Preferred Stock have not been declared and paid or set apart for payment, whether or not consecutive, the number of direc-tors then constituting the Board of Directors of Hecla shall be increased by two and the holders of the Series B Preferred Stock and any other series of Parity Stock similarly affected, voting as a single class without regard to series, will be en-titled to elect such two additional directors at the next an-nual meeting and each subsequent meeting, until such time as all cumulative dividends have been paid in full.

                   Each share of Series B Preferred Stock will be con-vertible, in whole or in part at the option of the holders thereof, into shares of Common Stock at a conversion price of $15.55 per share of Common Stock (equivalent to a conversion rate of approximately 3.2154 shares of Common Stock for each share of Series B Preferred Stock), subject to adjustment as described below (the "Conversion Price").












                   The Conversion Price is subject to adjustment upon certain events, including (i) dividends (and other distribu-tions) payable in Common Stock on any class of capital stock of Hecla, (ii) the issuance to all holders of Common Stock of cer-tain rights or warrants (other than the Rights or any similar rights issued under any successor shareholders rights plan) entitling them to subscribe for or purchase Common Stock or securities which are convertible into Common Stock, (iii) sub-divisions, combinations and reclassifications of Common Stock, and (iv) distributions to all holders of Common Stock of evi-dences of indebtedness of Hecla or assets (including securi-ties, but excluding those dividends, rights, warrants and dis-tributions referred to above and dividends and distributions paid in cash out of the profits or surplus of Hecla).

         WARRANTS TO PURCHASE COMMON STOCK

                   As a result of the Company's acquisition of Equinox Resources Ltd. in March 1994, warrants issued by Equinox on December 8, 1992 in connection with Equinox's acquisition of another company ("Equinox Warrants") were assumed by Hecla. The Equinox Warrants are exercisable for a total of 226,131 shares of Common Stock at an exercise price of Canadian $11.33 per share (equivalent to U.S.$8.36 using the exchange rate on April 30, 1995). The Equinox Warrants expire on August 31, 1996. If the Common Stock trades higher than Canadian $16.67 for 20 consecutive trading days, upon Hecla's election and no-tice to warrantholders, the holders of Equinox Warrants must exercise their warrants or lose the right to exercise. The terms of the Equinox Warrants are set forth in the warrant transfer agency agreement made as of December 8, 1992 between Equinox and Montreal Trust Company of Canada, which agreement has been assumed by the Company.

         RIGHTS

                   Upon the terms and subject to the conditions of the Rights Agreement, a holder of a Right is entitled to purchase one one-hundredth of a Series A Preferred Share at an exercise price of $47.50. The Rights are currently represented by the certificates for the Common Stock and are not transferable apart therefrom. Transferable Rights certificates will be is-sued at the earlier of (i) the tenth day after the public an-nouncement that any person or group has acquired beneficial ownership of 15% or more of the Common Stock (an "Acquiring Person") or (ii) the tenth day after a person commences, or announces an intention to commence, a tender or exchange offer the consummation of which would result in any person or group becoming an Acquiring Person. The 15% threshold for becoming










         an Acquiring Person may be reduced by the Board of Directors of Hecla to not less than 10% prior to any such acquisition.

                   The Rights are subject to adjustment in several cir-cumstances. In particular, (i) in the event Hecla is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the exercise price of the Right, that number of shares of common stock of the acquiror which at the time of such transaction would have a market value of two times the exercise price of the Rights and
         (ii) in the event any person or group becomes an Acquiring Per-son, each holder of a Right (other than Rights beneficially owned by the Acquiring Person, which will become void) will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

                   All the outstanding Rights may be redeemed by Hecla for $0.05 per Right prior to the tenth day following the date on which it was announced that a person or group became an Ac-quiring Person. Under certain circumstances, the Board of Di-rectors of the Company may decide to exchange each Right (ex-cept Rights held by an Acquiring Person) for one share of Com-mon Stock. The Rights will expire on May 19, 1996 unless ear-lier redeemed.

                   As long as the Rights are attached to and evidenced by the certificates representing the Common Stock, Hecla will continue to issue one Right with each share of Common Stock that shall become outstanding. A Right is presently attached to each issued and outstanding share of Common Stock. So long as the Rights are outstanding, the Company will issue one Right with each new share of Common Stock issued.

                   The Rights have certain antitakeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company. The Rights should not in-terfere with any merger or other business combination approved by the Board of Directors of the Company since the Rights may be redeemed by the Company prior to the consummation of such transactions.

















                   The Rights Agreement is attached as an exhibit to the Company's Registration Statement on Form 8-A dated May 19, 1986. The Rights Agreement was amended effective November 29, 1990 and such amendment is attached as an exhibit to the Com-pany's Current Report on Form 8-K dated November 9, 1990 (as amended, the "Rights Agreement"). The description of the Rights found in each of the foregoing Form 8-A and Form 8-K has been incorporated by reference herein and copies of such Forms can be obtained in the manner set forth under "Information In-corporated By Reference."

                CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF
                            INCORPORATION AND BY-LAWS

                   Certain provisions in the Company's Restated Certif-icate of Incorporation and By-Laws may in certain circumstances have an antitakeover effect. These provisions (1) classify the Board of Directors into three classes, as nearly equal in num-ber as possible, each of which serve for three years, with one class being elected each year; (2) provide that directors may be removed only for cause and only with the approval of the holders of at least 80% of the voting power of the capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock"); (3) provide that any vacancy on the Board of Directors shall be filled only by the remaining directors then in office, though less than a quorum; (4) re-quire that shareholder action be taken at an annual or special meeting of shareholders and prohibit shareholder action by con-sent; (5) provide that special meetings of shareholders of the Company may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors; and (6) provide that the shareholder vote required to alter, amend or repeal the foregoing provisions is 80% of the then-outstanding Voting Stock.

                   It would be possible, within the limitations imposed by applicable law and the applicable rules of the New York Stock Exchange upon which the Common Stock is listed, for the Board of Directors to authorize the issuance of one or more series of Preferred Stock with voting rights (including class voting rights) or other rights, powers and preferences which could impede the success of a proposed merger, tender offer, proxy contest or other attempt to gain control of the Company. In a takeover or similar situation, the issuance by the Board of Directors of Preferred Stock having voting rights could di-lute the voting power of the shares of Common Stock held by a potential acquiror. Moreover, if the Preferred Stock were to be issued with class voting rights such an issuance could po-tentially confer veto power over the proposed transaction on a party friendly to the Company's management.









                   The Restated Certificate of Incorporation also re-quires the approval by the holders of 80% of the then-outstanding Voting Stock as a condition for mergers and certain other business combinations of the Company ("Business Combina-tions") with any holder of more than 12 1/2% of such Voting Stock (an "Interested Shareholder") unless the transaction is either approved by at least a majority of the members of the Board of Directors who are unaffiliated with the Interested Shareholder and were directors before the Interested Share-holder became an Interested Shareholder (the "Continuing Di-rectors") or certain minimum price and procedural requirements are met.

                   While the foregoing provisions contained in the Cer-tificate of Incorporation and By-Laws as well as those in the Rights Plan are intended to encourage persons seeking to ac-quire control of the Company to initiate such an acquisition through arm's-length negotiations with the Board of Directors, they could also have the effect of discouraging a third party from making a tender offer (including an offer at a substantial premium over the then-current market value of the Common Stock) or otherwise attempting to obtain control of the Company even though such an attempt might be beneficial to the Company and its shareholders. Since such provisions may have the effect of giving the Board of Directors more bargaining powers in nego-tiations with potential acquirors, they could also result in the Board of Directors using such bargaining power not only to try to negotiate a favorable price for an acquisition but also to negotiate more favorable terms for the management or the Board of Directors.

         THE DELAWARE GENERAL CORPORATION LAW

                   The Company is a Delaware corporation subject to Sec-tion 203 of the Delaware General Corporation Law (the "Delaware Law"). Section 203 provides that, subject to certain excep-tions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder be-comes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon con-summation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation out-standing at the time the transaction commenced (excluding cer-tain shares), or (iii) on or subsequent to such date, the busi-ness combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66-2/3% of









         the outstanding voting stock which is not owned by the inter-ested stockholder. Except as specified in Section 203 of the Delaware Law, an interested stockholder is defined to include
         (x) any person that is the owner of 15% or more of the out-standing voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and
         (y) the affiliates and associates of any such person. Under certain circumstances, Section 203 of the Delaware Law makes it more difficult for an "interested stockholder" to effect vari-ous business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corpo-ration from the restrictions imposed thereunder. The Company's Restated Certificate of Incorporation does not exclude the Com-pany from the restrictions imposed under Section 203 of the Delaware Law.

                         FEDERAL TAX CONSIDERATIONS AS A
                        REAL PROPERTY HOLDING CORPORATION

                   The Company believes that the Company would likely constitute a United States real property holding corporation within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Under certain provisions of the Code and Treasury Regulations thereunder, gain realized by a non-United States person who would not ordinarily be subject to U.S. fed-eral income tax on gains would, under certain circumstances, be subject to tax (the "special tax") on gain realized on the dis-position (and possible withholding tax on the proceeds from such disposition (the "withholding tax")) of Securities, not-withstanding such non-United States person's lack of other con-nections with the United States. However, because the Common Stock of the Company is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code), under the Code and Temporary Treasury Regulations now in effect, the special tax and the withholding tax would apply to the disposition by a non-U.S. person of an interest in a class of Securities that is not regularly traded on an es-tablished securities market only if on the date such interest was acquired by such person it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of Securities with the lowest fair market value. However, if such non-regularly traded class of Securities is convertible into a regularly traded class of Securities, the special tax and the withholding tax would apply to the dispo-sition of an interest in such non-regularly traded class of Securities only if on the date such interest was acquired by such person it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class









         of Securities into which it is convertible. The special tax (but, except in certain circumstances, not the withholding tax) would likewise apply to a disposition of an interest in a class of Securities that is regularly traded on an established secu-rities market by a non-U.S. person who beneficially owns, di-rectly or indirectly, more than 5% of such class of Securities at any time during the five-year period immediately preceding the disposition of the interest.

                   Certain United States federal tax consequences of an investment in a class of Securities will, to the extent ap-propriate under the circumstances, be described in the Prospec-tus Supplement relating thereto. Each prospective holder of Securities is urged to consult its own tax advisors regarding the United States federal tax consequences of an investment in such Securities, as well as the tax consequences under the laws of any state, local or other United States or non-United States taxing jurisdiction.

                               PLAN OF DISTRIBUTION

                   Hecla may sell the Securities in and/or outside the United States: (i) through underwriters or dealers which may include Merrill Lynch & Co. and Salomon Brothers Inc; (ii) di-rectly to a limited number of purchasers or to a single pur-chaser; or (iii) through agents. The applicable Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, in-cluding the name or names of any underwriters or agents, if any, the purchase price of the Offered Securities and the pro-ceeds to Hecla from such sale, any delayed delivery arrange-ments, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any dis-counts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

                   If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public ei-ther through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Securities to be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or









         underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Sup-plement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to condi-tions precedent and the underwriters will be obligated to pur-chase all the Offered Securities if any are purchased.

                   If dealers are utilized in the sale of Offered Secu-rities in respect of which this Prospectus is delivered, Hecla will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the pub-lic at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement re-lating thereto.

                   If an agent is used in an offering of Offered Secu-rities, the agent will be named, and the terms of the agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Sup-plement, an agent will act on a best efforts basis for the pe-riod of its appointment.

                   The Securities may be sold directly by Hecla or through agents designated by Hecla from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by Hecla to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

                   The Securities may be sold directly by Hecla to in-stitutional investors or others, who may be deemed to be under-writers within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales[, including the terms of any bidding or auction process,] will be described in the Prospectus Supplement relating thereto.

                   Agents, dealers and underwriters may be entitled un-der agreements entered into with Hecla to indemnification by Hecla against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be re-quired to make in respect thereof. Agents, dealers and under-writers may be customers of, engage in transactions with, or perform services for Hecla in the ordinary course of business.











                   The Securities other than shares of Common Stock may or may not be listed on a national securities exchange. No assurances can be given that there will be an active trading market for the Common Stock or a market for any such other Se-curities.

                                  LEGAL OPINIONS

                   Certain legal matters in connection with the Securi-ties offered hereby will be passed upon for Hecla by Wachtell, Lipton, Rosen & Katz, New York, New York, and, unless otherwise specified in the applicable Prospectus Supplement, for any un-derwriters or agents by Shearman & Sterling, Toronto, Canada and New York, New York.

                                     EXPERTS

                   The consolidated balance sheets as of December 31, 1993 and 1994 and the consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the three-year period ended December 31, 1994 included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference in this Prospectus have been incorporated herein in reliance on the report, which includes an explanatory paragraph concerning changes in accounting for income taxes and post-retirement ben-efits other than pensions in 1992, and accounting for invest-ments in 1994 of Coopers & Lybrand L.L.P., independent ac-countants, given on the authority of that firm as experts in accounting and auditing.


                   The report of Coopers & Lybrand on the consolidated financial statements of the Company as of December 31, 1993 and for each of the two years in the period ended December 31, 1993 is based in part on the report of Deloitte & Touche, chartered accountants, on the financial statements of Equinox Resources, Ltd., as of December 31, 1993, and for the year then ended, the two months ended December 31, 1992, and the year ended October 31, 1992, given on the authority of that firm as experts in accounting and auditing.




















                                TABLE OF CONTENTS

                                                                 PAGE

                                    PROSPECTUS

              Available Information..............................  1
              Information Incorporated by Reference..............  2
              The Company........................................  4
              Risk Factors.......................................  5
              Use of Proceeds.................................... 18
              Ratio of Earnings to Fixed Charges................. 19
              Description of Debt Securities..................... 19
              Description of Preferred Stock..................... 42
              Description of Common Stock........................ 44
              Description of Depositary Shares................... 45
              Description of Warrants............................ 49
              Current Capital Structure.......................... 51
              Certain Provisions of the Restated Certificate
                of Incorporation and By-Laws..................... 55
              Federal Tax Considerations as a Real
                Property Holding Corporation..................... 58
              Plan of Distribution............................... 59
              Legal Opinions..................................... 60
              Experts............................................ 61
































                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                   The expenses payable by Hecla in connection with the
         offering described in this Registration Statement (other than underwriting discounts and commissions) are estimated (other than the Commission's registration fee) as follows:
         Securities and Exchange Commission registration fee.. $ 34,482.76
         Printing expenses....................................  100,000.00
         Accounting fees and expenses.........................   40,000.00
         Legal fees and expenses..............................   80,000.00
         Blue Sky qualification fees and expenses.............   15,000.00
         Trustee's and Warrant Agent's fees...................   30,000.00
         Fees of rating agencies..............................   60,000.00
         Miscellaneous........................................   12,517.24
                   Total...................................... $372,000.00

         ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                   Article IX of the registrant's Certificate of Incor-poration provides:

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

              Section I. Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fidu-ciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corpo-ration Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the shareholders of this article to authorize corporate action further elimi-nating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be elimi-nated or limited to the fullest extent permitted by the Dela-ware General Corporation Law, as so amended. This paragraph shall not eliminate or limit the liability of a director for any act or omission which occurred prior to the effective date of its adoption. Any repeal or modification of this paragraph by the shareholders of the Corporation shall not adversely af-fect any right or protection of a director of the Corporation existing at the time of such repeal or modification.









              SECTION II. Indemnification and Insurance. A. Right to Indemnification of Director, Officers and Employees. Each per-son who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or pro-ceeding, whether civil, criminal, administrative or investiga-tive (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer or employee of the Cor-poration or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corpora-tion or of a partnership, joint venture, trust or other enter-prise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a di-rector, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemni-fied and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer or employee and shall in-ure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part there-of) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defend-ing any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in ay other capacity in which service was or is rendered such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation or an undertaking (hereinafter an "undertaking"), by or on behalf of such indem-nitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.









              B. Right of Indemnitee to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Cor-poration within sixty days after a written claim has been re-ceived by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertak-ing, the indemnitee shall be entitled to be paid also the ex-pense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to en-force a right to an advancement of expenses) it shall be a de-fense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an under-taking the Corporation shall be entitled to recover such ex-penses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Dela-ware General Corporation Law. Neither the failure of the Cor-poration (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the in-demnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual deter-mination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that the in-demnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the ap-plicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemni-fication or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such ad-vancement of expenses, under this Section or otherwise shall be on the Corporation.

              C. Non-Exclusivity of Rights. The rights to indemnifi-cation and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, By-Law, agreement, vote of share-holders or disinterested directors or otherwise. The Corpora-tion is authorized to enter into contracts of indemnification.











              D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such ex-pense, liability or loss under the Delaware General Corporation Law.

              E. Indemnification of Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses, to any agent of the Corporation to the fullest extent of the provisions of this Section with re-spect to the indemnification and advancement of expenses of directors, officers and employees of the Corporation.

              Article VII of the registrant's By-laws provides identi-cally.

              The registrant also maintains a directors' and officers' liability insurance policy for directors and officers of the Company and its subsidiaries.

































         ITEM 16.  EXHIBITS

            EXHIBIT
              NO.                          DOCUMENT


              3.1(a) Certificate of Incorporation of the Registrant as amended to date.*

              3.1(b)  Certificate of Amendment of Certificate of
                      Incorporation of the Registrant, dated as of May
                      16, 1991.*

              3.2     By-Laws of the Registrant as amended to date.*

              4.1(a) Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock.*

              4.1(b) Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Pre-ferred Stock.*

              4.2(a) Rights Agreement dated as of May 9, 1986 between Hecla Mining Company and Manufacturers Hanover Trust Company, which includes the form of Certifi-cate of Designation setting forth the terms of the Series A Junior Participating Preferred Stock of Hecla Mining Company as Exhibit A, the form of Right Certificate as Exhibit B and the summary of Rights to Purchase Preferred Shares as Exhibit C.*

              4.2(b) Amendment, dated as of November 9, 1990 to the Rights Agreement dated as of May 9, 1986 between Hecla Mining Company and Manufacturers Hanover Trust Company.*

              4.2(c) Second Amendment to Rights Agreement dated Septem-ber 30, 1991, between Hecla Mining Company and Manufacturers Hanover Trust Company.*

              4.2(d) Hecla Mining Company Notice Letter to Sharehold-ers, being holders of Rights Certificates, ap-pointing American Stock Transfer & Trust Company as Rights Agent, successor to Manufacturers Hanover Trust Company, effective September 30, 1991, pursuant to Section 21 of the Rights Agree-ment.*

              4.3(a)  Form of Deposit Agreement.

              4.3(b)  Form of Depositary Receipt (included in Exhibit
                      4.3(a)).







              4.3(c)  Form of Indenture between Hecla and
                      ___________________, Trustee, with respect to
                      Senior Debt Securities ("Senior Indenture").

              4.3(d)  Form of Indenture between Hecla and
                      ____________________, Trustee, with respect to
                      Subordinated Debt Securities ("Subordinated Inden-ture").

              4.3(e)  Form of Debt Warrant Agreement.

              4.3(f) Form of Debt Warrant Certificate (included as Exhibit A to Exhibit 4.3(e) hereto).

              4.3(g)  Form of Preferred Stock Warrant Agreement.

              4.3(h) Form of Preferred Stock Warrant Certificate (in-cluded as Exhibit A to Exhibit 4.3(g) hereto).

              4.3(i)  Form of Common Stock Warrant Agreement.

              4.3(j) Form of Common Stock Warrant Certificate (included as Exhibit A to Exhibit 4.3(i) hereto).

              5.      Legal opinion of Wachtell, Lipton, Rosen & Katz.**

             12.      Statement of Computation of Ratio of Earnings to
                      Fixed Charges.

             23.1 Consent of Coopers & Lybrand L.L.P. to incorpora-tion by reference of their report dated February 3, 1995 on the consolidated financial statements of the Registrant.

             23.2 Consent of Wachtell, Lipton, Rosen & Katz (in-cluded in Exhibit 5).**

             23.3 Consent of Deloitte & Touche, Chartered Accoun-tants.

             23.4     Consent of Hawley Troxell Ennis & Hawley.

             23.5     Consent of Evans, Keane

             24.      Power of Attorney.+




                   **To be filed by Amendment

                   +Previously filed as an exhibit to this Registration
         Statement.

                   *These exhibits were filed as indicated on the following table and are incorporated herein by this reference thereto:





                        CORRESPONDING EXHIBIT IN ANNUAL REPORT ON FORM
                        10-K, QUARTERLY REPORT ON FORM 10-Q, CURRENT
          EXHIBIT IN    REPORT ON FORM 8-K, PROXY STATEMENT OR REGISTRATION
         THIS REPORT    STATEMENT, AS INDICATED

            3.1(a)      3.1 (10-K for 1987 -- File No. 1-849110)
            3.1(b)      3.1(b) (10-K for 1991 -- File No. 1-8491)
            3.2         2 (Current Report on Form 8-K Dated November 9, 1990
                        -- File No. 1-8491)
            4.1(a)      4.1(d)(e) (Quarterly Report on Form 10-Q for the
                        quarter ended June 30, 1993 -- File No. 1-8491)
            4.1(b)      4.5 (Quarterly Report on Form 10-Q for the quarter
                        ended June 30, 1993 -- File No. 1-8491)
            4.2(a)      1 (Current Report on Form 8-K Dated May 23, 1986 --
                        File No. 1-8491)
            4.2(b)      1 (Current Report on Form 8-K Dated November 9, 1990
                        -- File No. 1-8491)
            4.2(c)      4.1(c) (10-K for 1991 -- File No. 1-8491)
            4.2(d)      4.1(d) (10-K for 1991 -- File No. 1-8491)














































         ITEM 17.  UNDERTAKINGS

                   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide of-fering thereof.

                   The undersigned registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by sec-tion 10(a)(3) of the Securities Act;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the reg-istration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration state-ment;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any mate-rial change to such information in the registration statement;

                   provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be in-cluded in a post-effective amendment by those para-graphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                   (2) That, for the purpose of determining any lia-bility under the Securities Act, each such post-effective amendment shall be deemed to be a new registration state-ment relating to the securities offered therein, and the










              offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                   (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the reg-istrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where appli-cable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Ex-change Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                   (5) if securities to be registered are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be offered to the public, to supplement the pro-spectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be pur-chased by the underwriters, and the terms of any subse-quent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.


                   (6) if securities to be registered are to be offered at competitive bidding:


                        (i) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, un-derwriters, and dealers, a reasonable number of cop-ies of a prospectus which at that time meets the re-quirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and


                        (ii) to file an amendment to the registration
                   statement reflecting the results of bidding, the terms of the reoffering and related matters to the









                   extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

                   (7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                   (8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such se-curities at that time shall be deemed to be the initial bona fide offering thereof.

                   (9) to file an application for the purpose of deter-mining the eligibility of the trustee to act under subsec-tion (a) of Section 310 of the Trust Indenture Act in ac-cordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.





























                                    SIGNATURES

                   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly autho-rized, in the City of Coeur d'Alene, State of Idaho, on the ___ day of August, 1995.


                                       HECLA MINING COMPANY

                                       By:   /s/ ARTHUR BROWN
                                                 Arthur Brown
                                             Chairman, President and
                                             Chief Executive Officer

                   Pursuant to the requirements of the Securities Act of
         1933, this registration statement has been signed by the fol-
         lowing persons in the capacities and on the dates indicated:
          NAME                        CAPACITY                DATE
            /s/  ARTHUR BROWN         Chairman, President     August __, 1995
                 Arthur Brown         and Chief Executive
                                      Officer (principal
                                      executive officer)

           /s/ JOHN P. STILWELL       Vice President Finance  August __, 1995
               John P. Stilwell       and Treasurer (princi-
                                      pal financial officer)

          /s/ JOSEPH T. HEATHERLY     Vice President --       August __, 1995
              Joseph T. Heatherly     Controller (chief
                                      accounting officer)

                       *              Director                August __, 1995
                  John E. Clute

                       *              Director                August __, 1995
                Joseph Coors, Jr.

                       *              Director                August __, 1995
                Leland O. Erdahl

                       *              Director                August __, 1995
               William A. Griffith











                       *              Director                August __, 1995
               Charles L. McAlpine

                       *              Director                August __, 1995
                Jorge E. Ordonez

            /s/ MICHAEL B. WHITE      Attorney-in-fact for    August __, 1995
                Michael B. White      the persons marked
                                      above with an *


















































                                  EXHIBIT INDEX

            EXHIBIT
              NO.                          DOCUMENT

              4.3(a)  Form of Deposit Agreement.

              4.3(b)  Form of Depositary Receipt (included in Exhibit
                      4.3(a)).

              4.3(c)  Form of Indenture between Hecla and
                      ___________________, Trustee, with respect to
                      Senior Debt Securities ("Senior Indenture").

              4.3(d)  Form of Indenture between Hecla and
                      ____________________, Trustee, with respect to
                      Subordinated Debt Securities ("Subordinated Inden-ture").

              4.3(e)  Form of Debt Warrant Agreement.

              4.3(f) Form of Debt Warrant Certificate (included as Exhibit A to Exhibit 4.3(e) hereto).

              4.3(g)  Form of Preferred Stock Warrant Agreement.

              4.3(h) Form of Preferred Stock Warrant Certificate (in-cluded as Exhibit A to Exhibit 4.3(g) hereto).

              4.3(i)  Form of Common Stock Warrant Agreement.

              4.3(j) Form of Common Stock Warrant Certificate (included as Exhibit A to Exhibit 4.3(i) hereto).

             23.1 Consent of Coopers & Lybrand L.L.P. to incorpora-tion by reference of their report dated February 3, 1995 on the consolidated financial statements of the Registrant.

             23.3 Consent of Deloitte & Touche, Chartered Accoun-tants.

             23.4     Consent of Hawley Troxell Ennis & Hawley

             23.5     Consent of Evans, Keane.